                                                                    Exhibit 10.2

                                                                  EXECUTION COPY


                           -------------------------
                           -------------------------


                            POWER PURCHASE AGREEMENT

                            Dated as of May 18, 1998

                                     Between

                         LSP ENERGY LIMITED PARTNERSHIP,

                                    as Seller

                                       And

                      VIRGINIA ELECTRIC AND POWER COMPANY,

                                  as Purchaser


                           -------------------------
                           -------------------------

                                TABLE OF CONTENTS



                                                                               PAGE
                                                                               ----
SECTION I      DEFINITIONS...................................................... 1
         Section 1.1  Defined Terms............................................. 1
         Section 1.2  Interpretation............................................16
         Section 1.3  Technical Meanings........................................17

SECTION II     TERM.............................................................17
         Section 2.1  Initial Term..............................................17
         Section 2.2  Extension of Term.........................................17
         Section 2.3  Purchaser's Option to Buy.................................18

SECTION III    COMMENCEMENT OF OPERATION AND MILESTONES.........................18
         Section 3.1  Milestones................................................18
         Section 3.2  Consequences of Delays....................................19
         Section 3.3  Credit Support Requirement................................20

SECTION IV     SALE AND PURCHASE OBLIGATIONS....................................21
         Section 4.1  Sale and Purchase of Energy...............................21
         Section 4.2  Sale and Purchase of Capacity.............................21
         Section 4.3  Sale of Power to Third Parties............................22
         Section 4.4  Measurement and Quality of Electricity....................22

SECTION V      OPERATION OF THE FACILITY........................................22
         Section 5.1  Operation and Maintenance of Facility.....................22
         Section 5.2  Scheduled Maintenance.....................................23
         Section 5.3  Access and Information....................................24
         Section 5.4  Permits; Compliance with Laws.............................25
         Section 5.5  Operating Procedures......................................25
         Section 5.6  Relationship to Other Purchasers..........................26

SECTION VI     SCHEDULING, DISPATCH AND DELIVERY................................26
         Section 6.1  Automatic Generation Control..............................26
         Section 6.2  Dispatch; Scheduling for Delivery.........................27
         Section 6.3  [NOT USED]................................................28
         Section 6.4  Forced Outages............................................28
         Section 6.5  Electronic Communications.................................28

SECTION VII    INTERCONNECTION; ANCILLARY SERVICES; ETC.........................29
         Section 7.1  Interconnection Facilities................................29
         Section 7.2  Interconnection Points....................................29
         Section 7.3  [NOT USED]................................................29
         Section 7.4  Additional Agreements.....................................29

SECTION VIII   FUEL ARRANGEMENTS................................................31
         Section 8.1  Lateral Pipeline..........................................31
         Section 8.2  Fuel for Commissioning and Testing Prior to the
                                    Commercial Operation Date...................31
         Section 8.3  Fuel for Operations; Delivery and Acceptance..............32


         Section 8.4  Risk of Loss..............................................33
         Section 8.5  Measurement and Quality of Fuel...........................33
         Section 8.6  Fuel Oil Alternative......................................33

SECTION IX     METERING.........................................................34
         Section 9.1  Metering Devices for Electricity..........................34
         Section 9.2  Metering Devices for Fuel.................................34
         Section 9.3  Inspection of Metering Devices............................35
         Section 9.4  Adjustments for Inaccurate
                                    Measurements................................35

SECTION X      PAYMENTS.........................................................36
         Section 10.1  Reservation Payments.....................................36
         Section 10.2  Reservation Charges......................................37
         Section 10.3  Energy Payments..........................................38
         Section 10.4  Start Payments...........................................38
         Section 10.5  System Upgrade Credit....................................38
         Section 10.6  Start-Up Payments........................................38

SECTION XI     COMMISSIONING AND TESTING........................................39
         Section 11.1  Performance Tests........................................39
         Section 11.2  Sale of Test Energy......................................40

SECTION XII    HEAT RATE GUARANTEE..............................................40
         Section 12.1  Guaranteed Heat Rate.....................................40
         Section 12.2  Tracking Account.........................................40

SECTION XIII   BILLING AND PAYMENT..............................................41
         Section 13.1  Billing and Payment......................................41
         Section 13.2  Other Payments...........................................42
         Section 13.3  [NOT USED]...............................................42
         Section 13.4  Currency and Timing of Payment...........................42
         Section 13.5  Records..................................................42
         Section 13.6  Default Interest.........................................43

SECTION XIV    REPRESENTATIONS AND WARRANTIES;
ADDITIONAL COVENANTS OF SELLER AND PURCHASER....................................43
         Section 14.1  Representations and Warranties of
                                    Seller......................................43
         Section 14.2  Representations and Warranties of
                                    Purchaser...................................44
         Section 14.3  Certificates.............................................46
         Section 14.4  Books and Records; Information...........................46

SECTION XV     TAXES............................................................46
         Section 15.1 Taxes and Fees............................................46

SECTION XVI    INSURANCE........................................................47
         Section 16.1  Insurance Required.......................................47
         Section 16.2  Evidence and Scope of Insurance..........................47
         Section 16.3  Term and Modification of Insurance.......................48



         Section 16.4  Application of Proceeds..................................49

SECTION XVII   FORCE MAJEURE EVENT..............................................49
         Section 17.1  Force Majeure Event Defined..............................49
         Section 17.2  Applicability of Force Majeure Event.....................50
         Section 17.3  Other Effects of Force Majeure Events....................50
         Section 17.4  Delivery Excuse..........................................51

SECTION XVIII  TERMINATION AND DEFAULT..........................................52
         Section 18.1  Event of Default.........................................52
         Section 18.2  Remedies for Default.....................................54

SECTION XIX    INDEMNIFICATION AND LIABILITY....................................54
         Section 19.1  Indemnification..........................................54
         Section 19.2  Fines....................................................55
         Section 19.3  Limitations of Liability, Remedies and
                                    Damages.....................................55

SECTION XX     DISPUTE RESOLUTION...............................................57
         Section 20.1  Senior Officers..........................................57
         Section 20.2  Litigation...............................................58

SECTION XXI    MISCELLANEOUS....................................................58
         Section 21.1  Prudent Industry Practices...............................58
         Section 21.2  Assignment...............................................59
         Section 21.3  Notices..................................................59
         Section 21.4  Choice of Law; Submission to
                                    Jurisdiction; Waiver of Jury Trial..........60
         Section 21.5  Entire Agreement.........................................60
         Section 21.6  Waiver...................................................60
         Section 21.7  Modification or Amendment................................61
         Section 21.8  Severability.............................................61
         Section 21.9  [NOT USED]...............................................61
         Section 21.10  Counterparts............................................61
         Section 21.11  Confidential Information................................61
         Section 21.12  Independent Contractors.................................62
         Section 21.13  Third Parties...........................................62
         Section 21.14  Headings................................................62
         Section 21.15  Initial Design..........................................62



                                   APPENDICES

Appendix A   -   Option to Buy Term Sheet
Appendix B   -   Capacity Testing Procedures
Appendix C   -   Metering Equipment
Appendix D   -   Design Limits
Appendix E   -   [NOT USED]
Appendix F   -   Electricity Specifications
Appendix G   -   Replacement Power
Appendix H   -   Guaranteed Heat Rate

Appendix I   -   Insurance
Appendix J   -   Form of Letter of Credit
Appendix K   -   Form of Guaranty

                            POWER PURCHASE AGREEMENT

              This POWER PURCHASE AGREEMENT (this "AGREEMENT"), dated as of May 18, 1998, is entered into between LSP Energy Limited Partnership, a Delaware limited partnership ("SELLER") and Virginia Electric and Power Company, a Virginia public service corporation ("PURCHASER") (each, a "PARTY" and collectively, the "PARTIES").

                                    RECITALS

              A. Seller proposes to develop, finance, construct, own, operate and maintain the Facility, located in Batesville, Mississippi.

              B. Seller wishes to deliver and sell to Purchaser, and Purchaser wishes to purchase and take from Seller, electrical capacity and energy from the Facility on the terms and conditions of this Agreement.

              NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:

                                    AGREEMENT

                                    SECTION I

                                   DEFINITIONS

              Section 1.1 DEFINED TERMS. Unless otherwise defined herein or in any exhibit, schedule or appendix hereto, the following terms, when used herein or in any exhibit, schedule or appendix hereto shall have the meanings set forth below.

              "ACTUAL CONTRACT CAPACITY" means, as to a Dedicated Unit, the sum of the Standard Capacity and the Supplemental Capacity of such Dedicated Unit.

              "AGREEMENT" means this Power Purchase Agreement and the Appendices hereto, which are hereby incorporated herein by reference.

              "ANR" means ANR Pipeline Company.

              "ANR PIPELINE" means the facilities of ANR to be used by the Parties for the delivery of Fuel as required by this Agreement.

              "APPENDIX" means an appendix attached to this Agreement.

              "ASSETS" has the meaning assigned to such term in paragraph 2 of Appendix A.

              "ASSET PURCHASE PRICE" has the meaning assigned to such term in paragraph 6(a) of Appendix A.

              "AVAILABILITY ADJUSTMENT FACTOR" or "AAF" means, as to a Dedicated Unit, the actual availability factor calculated Monthly in accordance with the following formulae:

         (a) for the period beginning with the Commercial Operation Date for such Dedicated Unit through May 31, 2001:

              AAF = (8760 - EFOH) / 8391; and

         (b)  thereafter:

              (i)  if EFOH is less than or equal to 1,752:

              AAF  = (8760 - EFOH) / 8515; or

              (ii) if EFOH is greater than 1,752, but less than or equal to 2,628:

              AAF  = (8760 - (EFOH + (0.25 * (EFOH - 1,752)))) / 8515; or

              (iii) if EFOH is greater than 2,628:

              AAF  = (8760 - (EFOH + (0.25 * (2,628 - 1,752)) + (0.40 * (EFOH -
                     2628)))) / 8515

              Where:

              EFOH = the sum of the Equivalent Forced Outage Hours for the preceding 12-Month period;

              PROVIDED that in no event shall AAF be greater than 1.

              "BILLING PERIOD" means each Month used for billing purposes pursuant to Section XIII.

              "BTU" means British Thermal Units.

              "BUSINESS DAY" means any Day except Saturday, Sunday or a weekday that is observed by Purchaser as a holiday. As of the date of this Agreement, the holidays are New Year's Day, Martin Luther King's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Veteran's Day, Thanksgiving Day, Day after Thanksgiving Day, Christmas Eve Day, and Christmas Day). Purchaser may change these holidays by providing one year's written notice to Seller.

              "CAPACITY FACTOR" means, as to a Dedicated Unit over a specified period of time, the ratio, expressed as a percentage, of (a) the total Net Electrical Output of such Dedicated Unit requested or projected to be requested for Dispatch pursuant to this Agreement, divided by (b) the maximum Net Electrical Output of such Dedicated Unit that Purchaser is entitled to request pursuant to this Agreement.

              "CHANGE-IN-LAW" means, after the Effective Date, the adoption, imposition, promulgation or modification by a Government Agency of any Law or Governmental Approval, or the issuance of an order, judgment, award or decree of a Government Agency having the effect of the foregoing. For the purpose of this definition, Change-in-Law shall not include any Law that becomes effective after the Effective Date but that, as of the Effective Date (a) had been introduced, in the most current applicable session of a House of Congress or a house of a state legislature, as a bill before such House of Congress or such house of a state legislature, or (b) had been published as a proposed regulation by a Government Agency of the United States Federal government or a state government.

              "CHANGE-IN-LAW TAXES" means any Taxes of the United States or the state of Mississippi arising from a Change-in-Law and imposed on or measured by the volume or amount of consumption of fuel, the production of energy or the provision of electric generation capacity, or gross revenue, gross receipts or comparable measure thereof, and whether characterized as an ad valorem, sales, gross receipts, BTU, energy production or other similar Taxes. A Change-in-Law Tax must result in either a net increase or a net decrease in the affected Tax due by the appropriate Party and shall not include changes in Federal or state Tax Laws that have the effect of substituting a new Tax for an existing Tax (e.g., eliminate property taxes in favor of tax on energy). Change-in-Law Taxes shall not include any Taxes imposed upon or measured by the income or net income of either Party.

              "CLAIMS" means any claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys' fees) and damages of any nature whatsoever (except workers' compensation claims) in relation to personal injury, death or property damage incurred or made by third parties.

              "COMMENCEMENT OF CONSTRUCTION" means the date on which Seller has issued to its construction contractor an unrestricted notice to proceed for the construction of the Facility for completion in accordance with the terms of the construction contract between Seller and such contractor.

              "COMMERCIAL OPERATION DATE" means, as to a Dedicated Unit, the date on which (a) Seller has achieved all Milestones listed in Section 3.1 for such Dedicated Unit, (b) such Dedicated Unit is demonstrated, pursuant to
Section 11.1, to meet and maintain the Minimum Dependable Capacity for at least eight hours, and (c) Seller provides to Purchaser a certificate stating that Commercial Operation Date has been achieved for such Dedicated Unit; PROVIDED that the Commercial Operation Date for such Dedicated Unit shall occur no earlier than April 1, 2000.

              "COMMERCIALLY REASONABLE" or "COMMERCIALLY REASONABLE EFFORTS" means, with respect to any purchase or sale or other action required to be made, attempted or taken by a Party under this Agreement, such efforts as a reasonably prudent business would undertake for the protection of its own interest under the conditions affecting such purchase or sale or other action, including without limitation, the amount of notice of the need to take such action, the duration and type of the purchase or sale or other action, the competitive environment in which such purchase or sale or other action occurs.

              "COMMITTED CAPACITY" means, as to a Dedicated Unit, a capacity of 283 MW.

              "COMMON FACILITIES" means the equipment of the Facility (other than the Units) necessary for the generation and transmission of Net Electrical Output from the Dedicated Units including, but not limited to, control room, machine shops, warehouse, parking, domestic water supply and waste disposal, switch yards, electrical bus bars, Interconnection Facilities, natural gas supply lines and headers.

              "COMPLETION SECURITY" means Credit Support substantially in the form of Appendix J.

              "CONTEST" means, with respect to any Person, a contest of (a) any Governmental Approval, acts or omissions by Governmental Agencies or any related matters or (b) the amount or validity of any claim pursued by such Person in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (i) appropriate notations are included in the Parties' financial statements regarding possible liabilities in accordance with GAAP, (ii) neither Party could reasonably be expected to incur criminal or civil liability with respect thereto and (iii) during the period of such contest the enforcement of such claim is effectively stayed.

              "CONTRACT CAPACITY" means, as to any Dedicated Unit, the sum of the Summer Condition Standard Capacity and the Summer Condition Supplemental Capacity for such Dedicated Unit; PROVIDED that the Contract Capacity for a Dedicated Unit shall not, in any event, (a) be less than the Minimum Dependable Capacity or (b) exceed the Committed Capacity.

              "CONTRACT YEAR" means, initially, the period commencing on the Commercial Operation Date and ending 12 Months after the last Day of the Month in which the Commercial Operation Date occurs, and, subsequently, each 12-Month period thereafter. If the Commercial Operation Date is not June 1, 2000, then the last Contract Year shall be a partial Contract Year ending May 31, 2010 for the Initial Term or May 31, 2025 for the Extended Term, as the case may be.

              "CONTROL CENTER" means the generation control center of TVA, Entergy or Independent System Operator, as may be designated in writing by Purchaser from time to time as being the primary control center for the Dispatch of the Dedicated Units; PROVIDED that such designation shall be reasonably acceptable to Seller.

              "CREDIT SUPPORT" means any of the following in form and substance acceptable to the Party receiving such document: (a) one or more letters of credit substantially in the form of Appendix J issued by one or more domestic or foreign banks whose rating is Investment Grade, (b) a guaranty or several guaranties substantially in the form of Appendix K issued by one or more Persons whose rating is Investment Grade, or (c) one or more performance bonds provided by one or more Persons whose rating is Investment Grade.

              "DAY" or "CALENDAR DAY" means the 24-hour period beginning and ending at 12:00 midnight (Eastern Prevailing Time). The terms Day and Calendar Day may be used interchangeably and shall have the same meaning.

              "DEDICATED UNITS" means the two Units of the Facility, as designated pursuant to Section 4.1(a), the Actual Contract Capacity of each of which is dedicated to Purchaser pursuant to this Agreement.

              "DEFAULT RATE" has the meaning assigned to such term in Section 13.6.

              "DEFERRED EXTENSION FEE AMOUNT" has the meaning assigned to such term in Section 2.2.

              "DELIVERED COST OF FUEL" means (a) all costs incurred by Purchaser to cause gas to be delivered to the Fuel Metering Points when gas has been scheduled for delivery to the Fuel Metering Points, or (b) if no gas has been scheduled for delivery to the Fuel Metering Points, the Gas Index.

              "DELIVERY EXCUSE" has the meaning assigned to such term in Section 17.4(a).

              "DELIVERY START DATE" means June 1, 2000, as such date may be extended pursuant to Section XVII.

              "DESIGN LIMITS" means the parameters set forth on Appendix D.

              "DISPATCH" means the right of Purchaser or the Control Center on behalf of Purchaser to schedule and to control the delivery of Net Electrical Output of a Dedicated Unit in accordance with this Agreement. Any form of the term Dispatch (E.G., "Dispatched" or "Dispatching") shall refer to the exercise of such right by Purchaser.

              "DOLLARS" or "$" means the lawful currency of the United States of America.

              "EARLY TERMINATION DATE" has the meaning assigned to such term in
Section 18.2(a).

              "EASTERN PREVAILING TIME" means Eastern Daylight Saving Time when such time is applicable and otherwise means Eastern Standard Time.

              "EFFECTIVE DATE" means the date of execution and delivery of this Agreement by Seller and Purchaser.

              "ELECTRICITY METERING POINTS" has the meaning assigned to such term in Section 9.1(a).

              "EMERGENCY CONDITION" means a condition or situation that presents an imminent physical threat of danger to life, health or property, or could reasonably be expected to cause a significant disruption on the Entergy System or the TVA System, as applicable.

              "ENERGY PAYMENT" means, for each Billing Period, the payment to be made by Purchaser to Seller for the Net Electrical Output or Replacement Energy during such Billing Period, in accordance with Section 10.3.

              "ENTERGY" means Entergy Mississippi, Inc.

              "ENTERGY INTERCONNECTION AGREEMENT" means the Interconnection Agreement between Seller and Entergy, providing for the construction and operation of the Interconnection Facilities between the Facility and the Entergy System.

              "ENTERGY SYSTEM" means the transmission system of Entergy with a substation located in Batesville, Mississippi, to be used by Purchaser for the purpose of transmitting and distributing electricity generated by the Facility.

              "EQUIVALENT FORCED OUTAGE HOURS" means, for each Dedicated Unit for any Month, the Forced Outage Hours of such Dedicated Unit for such Month multiplied by the Weighting Factor applicable to such Month.

              "EVENT OF ABANDONMENT" means the failure of a Dedicated Unit to be available (including as a result of a failure of Common Facilities to be available) to produce any Net Electrical Output for a period of more than 90 consecutive Days, other than as a result of a Force Majeure Event, Delivery Excuse, Emergency Condition or Scheduled Maintenance Outage or other Forced Outage for which Seller is not diligently pursuing a remedy.

              "EXPECTED ECONOMIC DISPATCH SCHEDULE" has the meaning assigned to such term in Appendix G.

              "EXTENDED OUTAGE PERIOD" has the meaning assigned to such term in paragraph 4 of Appendix G.

              "EXTENDED TERM" has the meaning assigned to such term in Section
2.2

              "EXTENSION REQUEST" has the meaning assigned to such term in
Section 2.2

              "FACILITY" means the natural gas fueled electrical generation plant consisting of three combined cycle Units and having a total output of approximately 800 MW, to be located in Batesville, Mississippi, together with the Common Facilities, including any additions or replacements thereof, to be constructed, supplied and delivered at the Facility Site.

              "FACILITY SITE" means the approximately 60 acre parcel of land upon which the Facility is located, in the Batesville Industrial Park in Batesville, Panola County, Mississippi.

              "FERC" means the Federal Energy Regulatory Commission.

              "FINANCIAL CLOSING DATE" means the date on which (a) binding commitments to provide the financing for the estimated cost to complete construction of the Facility are issued by the Financing Parties and are effective, (b) conditions on initial borrowings are satisfied and (c) amounts become available for borrowing from the Financing Parties and any other documents relating to the financing or refinancing of the acquisition, construction, ownership, operation, maintenance or leasing of the Facility.

              "FINANCING DOCUMENTS" means any document relating to the financing or refinancing of the acquisition, construction, ownership, operation, maintenance or leasing of the Facility.

              "FINANCING PARTIES" means institutions (including any trustee or agent on behalf of such institutions) providing financing or refinancing to Seller for the acquisition, construction, ownership, operation, maintenance or leasing of the Facility and the Lateral Pipeline.

              "FORCE MAJEURE EVENT" means, with respect to a Dedicated Unit, an event, condition or circumstance described in Section 17.1.

              "FORCED OUTAGE" means, for any Dedicated Unit, a reduction of, cessation in the delivery of, or inability to deliver, the Net Electrical Output Dispatched by Purchaser from such Unit that is not the result of (a) a Scheduled Maintenance Outage, (b) a Force Majeure Event, (c) a Delivery Excuse, (d) an Emergency Condition or (e) operation outside of the deviation band limits for which operation Seller is responsible for a portion of any associated imbalance charge or penalty imposed under a tariff by Entergy or TVA in accordance with
Section 6.2(d); PROVIDED that, for the purposes of this Agreement, a period of reduction of, cessation in the delivery of, or inability to deliver, Net Electrical Output Dispatched by Purchaser from a Dedicated Unit shall not be deemed to be a Forced Outage if and to the extent either Party provides Replacement Power during such period in accordance with Section 3.2 or 6.4.

              "FORCED OUTAGE HOUR" means any hour in which a Forced Outage occurs or is continuing. In a Forced Outage Hour, if the Net Electrical Output delivered is greater than zero but less than the level of energy Dispatched, then such partial Forced Outage Hour shall be determined by the ratio of the Net Electrical Output deviation to the Dispatched level.

              "FUEL" means natural gas, which is the primary fuel used by the Facility.

              "FUEL METERING POINTS" means the location of meters at or near the interconnection of the Lateral Pipeline to the Interstate Pipelines.

              "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

              "GAS INDEX" means that index published in Gas Daily at the Henry Hub (midpoint), plus all additional costs determined pursuant to Purchaser's gas transportation agreements or, if no such agreements are applicable, an appropriate basis differential as the Parties may agree from time to time, which would be incurred by Purchaser to deliver gas to the Fuel Metering Points. Should the index specified herein be discontinued or no longer reflect the market price of gas delivered to the Facility, an index specified by the appropriate entity as the replacement index, if any, shall be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost component shall be substituted by mutual agreement of the Parties. If the basis of the calculation of the index specified herein is substantially modified, the index as modified may continue to be used or another index may be substituted by mutual agreement of the Parties. A minor change in weighting, and minor changes in benchmarks shall not be construed as substantial modification to the index and the affected values shall be re-established in accordance with the instructions issued by the appropriate index entity.

              "GOVERNMENT AGENCY" means any federal, state, local, territorial or municipal government and any department, commission, board, bureau, agency, instrumentality, judicial or administrative body thereof.

              "GOVERNMENTAL APPROVAL" means any authorization, consent, approval, license, ruling, permit, exemption, variance, order, judgment, decree, declarations of or regulation by any Government Agency relating to the acquisition, ownership, occupation, construction, start-up, testing, operation or maintenance of the Dedicated Units and Common Facilities or to the execution, delivery or performance of this Agreement.

              "GOVERNMENTAL APPROVAL FORCE MAJEURE EVENT" means, with respect to a Dedicated Unit, the failure of Seller to obtain, or any delay in obtaining, any Governmental Approval required for the acquisition, ownership, occupation, construction, start-up, testing, operation or maintenance of such Dedicated Unit (other than as a result of a Delivery Excuse) and the result of such failure or delay is a delay in the Commercial Operation Date of such Dedicated Unit until a date following the Delivery Start Date.

              "GUARANTEED HEAT RATE" means the Guaranteed Heat Rate as determined in accordance with Appendix H.

              "INCREMENTAL REPLACEMENT POWER COST" has the meaning assigned to such term in Appendix G.

              "INDEPENDENT SYSTEM OPERATOR" or "ISO" means an independent entity formed under jurisdiction of the FERC (or any federal or state agency assuming that regulatory authority currently residing with the FERC with respect to the formation and operation of ISOs), that is responsible for the safe and reliable operation of the electric transmission grid and administration of transmission service, within its defined boundaries.

              "INITIAL OUTAGE PERIOD" has the meaning assigned to such term in paragraph 4 of Appendix G.

              "INITIAL TERM" has the meaning assigned to such term in Section
2.1.

              "INTERCONNECTION AGREEMENTS" means the TVA Interconnection Agreement and the Entergy Interconnection Agreement.

              "INTERCONNECTION FACILITIES" means the interconnection facilities that shall connect the Facility with the Entergy System and the TVA System, as more fully described in the Interconnection Agreements.

              "INTERCONNECTION POINTS" means the physical points at which the Facility is connected with the Entergy System and the TVA System, as more fully described in the Interconnection Agreements, or such other point as the Parties may agree.

              "INTERSTATE PIPELINE " means either the Tennessee Gas Pipeline or the ANR Pipeline.

              "INVESTMENT GRADE" means, with respect to any Person, a rating of BBB- or better by S&P and Baa3 or better by Moody's (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either S&P or Moody's is then no longer rating such debt of such Person) for such Person's long-term unsecured debt obligations; PROVIDED that for purposes of this Agreement, the rating of two statistical rating organizations shall be required to determine whether the rating of a Person's long-term unsecured debt obligations is Investment Grade.

              "KW" means kilowatt.

              "KWH" means kilowatt-hour.

              "LATERAL PIPELINE" means the pipeline to be constructed and installed pursuant to Section 8.1 to connect the Facility with the Tennessee Gas Pipeline and the ANR Pipeline.

              "LAW" means any statute, law, rule or regulation imposed by a Government Agency, whether in effect now or at any time in the future.

              "LIEN" shall mean, with respect to any property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others or security interest or encumbrance of any kind in respect of such property of such Person.

              "MILESTONE" has the meaning assigned to such term in Section 3.1.

              "MILESTONE DATE" has the meaning assigned to such term in Section 3.1.

              "MINIMUM DEPENDABLE CAPACITY" means, as to a Dedicated Unit, a capacity of 241 MW.

              "MINIMUM LOAD" means, with respect to a Dedicated Unit, 70% of the Standard Capacity of such Dedicated Unit.

              "MMBTU" means million BTU.

              "MONTH" means a calendar month.

              "MOODY'S" means Moody's Investors Service, Inc.

              "MW" means Megawatt.

              "MWh" means megawatt-hour.

              "NERC" means the North American Electric Reliability Council.

              "NET ELECTRICAL OUTPUT" means, for any Dedicated Unit for any period, the net electric energy output (as measured in KWhs at the Electricity Metering Points) of such Dedicated Unit during such period.

              "NON-CONFORMING FUEL" means Fuel that does not meet the specifications for gas delivered from the relevant Interstate Pipeline, in accordance with Section 8.3(a).

              "NON-CONFORMING POWER" has the meaning assigned to such term in
Section 4.4.

              "NOTICE OF DELAY" has the meaning assigned to such term in paragraph 2 of Appendix G.

              "NOTICE OF EXERCISE OF OPTION" has the meaning assigned to such term in paragraph 3 of Appendix A.

              "OFF PEAK HOUR" means any hour that is not a Peak Hour.

              "OPTION TO BUY" has the meaning assigned to such term in Section 2.3.

              "PEAK HOURS" means any hour between 0700 (Eastern Prevailing Time) and 2300 (Eastern Prevailing Time) Monday through Friday excluding any holiday recognized by NERC as not including peak hours.

              "PEAK PERIOD" means the Months of January, February, June, July, August and September.

              "PEAK SEASON" means Summer Peak Months and Winter Peak Months.

              "PERMITTING FAILURE" has the meaning assigned to such term in paragraph 3 of Appendix G.

              "PERSON" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Government Agency.

              "PURCHASER ASSIGNEE" has the meaning assigned to such term in
Section 21.2.

              "PRUDENT INDUSTRY PRACTICES" means any of the practices, methods, standards and acts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts generally conform to operation and maintenance standards recommended by the Facility's equipment suppliers and manufacturers, the Design Limits and applicable Governmental Approvals and Law.

              "RELATED AGREEMENTS" means this Agreement and each Interconnection Agreement.

              "REPLACEMENT CAPACITY" means electric generation capacity provided to Purchaser from sources other than the Dedicated Units in accordance with the requirements of Appendix G.

              "REPLACEMENT ENERGY" means electric energy provided to Purchaser from sources other than the Dedicated Units in accordance with the requirements of Appendix G.

              "REPLACEMENT POWER" means either or both of Replacement Capacity and Replacement Energy.

              "REPLACEMENT POWER ARRANGEMENTS" means any arrangement made with any interconnecting utilities and/or any other Person for the supply, transmission and delivery of Replacement Power in accordance with the requirements of Appendix G.

              "REPLACEMENT POWER DELIVERY POINT" means either the
Interconnection Points or one or more points for the receipt of Replacement Power designated by Purchaser in writing and accepted by Seller in accordance with Appendix G.

              "REPLACEMENT POWER NOTICE" has the meaning assigned to such term in paragraph 2 of Appendix G.

              "REPLACEMENT POWER OUTAGE" has the meaning assigned to such term in paragraph 4 of Appendix G.

              "RESERVATION PAYMENT" means, for each Billing Period, the payment to be made by Purchaser to Seller for the Contract Capacity of a Dedicated Unit available to Purchaser or for Replacement Capacity during such Billing Period, in accordance with Section 10.1.

              "SCHEDULED MAINTENANCE OUTAGE" means, as to a Dedicated Unit, a time period during which such Dedicated Unit is shut down or its output reduced for such Dedicated Unit and the Common Facilities or Lateral Pipeline maintenance in accordance with Section 5.2.

              "STANDARD CAPACITY" means, for each Dedicated Unit, the generating capacity of such Unit without duct firing or steam injection, as such capacity is determined in accordance with Section 11.1 and Appendix B.

              "STANDARD CAPACITY TEST" has the meaning assigned to such term in Appendix B.

              "START" means, with respect to a Dedicated Unit, the ignition of such Dedicated Unit pursuant to a Dispatch order and the sustained operation of such Dedicated Unit at a level providing at least 80% of the KWhs that would have been delivered pursuant to full compliance with such Dispatch order (unless delivery of Net Electrical Output is delayed, terminated or reduced by Purchaser, a Dispatch order, a Force Majeure Event or a Delivery Excuse). For purposes of this Agreement there shall be deemed to be only one Start per Dispatch order unless delivery of Net Electrical Output is terminated by a Dispatch order, a Force Majeure Event or a Delivery Excuse.

              "START PAYMENT" has the meaning assigned to such term in Section 10.4.

              "START-UP" means, with respect to a Dedicated Unit, the ignition of such Dedicated Unit pursuant to a Dispatch order and the operation of such Dedicated Unit up to the Minimum Load; PROVIDED that for purposes of this Agreement, there shall be deemed to be only one Start-Up per Dispatch order, unless delivery of energy is delayed, terminated or reduced by Purchaser, a Dispatch order, a Force Majeure Event or a Delivery Excuse.

              "SUMMER CONDITION STANDARD CAPACITY" means the Standard Capacity adjusted in accordance with Appendix B to ambient conditions of 95 degrees Fahrenheit and 60% relative humidity.

              "SUMMER CONDITION SUPPLEMENTAL CAPACITY" means the Supplemental Capacity adjusted in accordance with Appendix B to ambient conditions of 95 degrees Fahrenheit and 60% relative humidity.

              "SUMMER PEAK MONTHS" means the Months of June, July, August and September.

              "SUPPLEMENTAL CAPACITY" means, for each Dedicated Unit, any capacity of such Unit in excess of the Standard Capacity achieved with duct firing or steam injection, as such capacity is determined in accordance with
Section 11.1 and Appendix B.

              "SUPPLEMENTAL CAPACITY TEST" has the meaning assinged to such term in Appendix B.

              "SYSTEM UPGRADE CREDIT" has the meaning assigned to such term in
Section 10.5.

              "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

              "TAXES" means, with respect to any Person, all taxes, withholdings, assessments, imposts, duties, governmental fees, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or property by any Government Agency.

              "TENNESSEE GAS" means Tennessee Gas Pipeline Company.

              "TENNESSEE GAS PIPELINE" means the facilities of Tennessee Gas to be used by the Parties for the delivery of Fuel as required by this Agreement.

              "TERM" means the Initial Term and any Extended Term.

              "TEST ENERGY" has the meaning assigned to such term in Section
11.2.

              "TRACKING ACCOUNT" has the meaning assigned to such term in
Section 12.2(a).

              "TRANSFER DATE" has the meaning assigned to such term in paragraph 3 of Appendix A.

              "TRANSFER DOCUMENTS" has the meaning assigned to such term in paragraph 7 of Appendix A.

              "TVA" means Tennessee Valley Authority.

              "TVA INTERCONNECTION AGREEMENT" means the Interconnection Agreement between Seller and TVA, providing for the construction and operation of the Interconnection Facilities between the Facility and the TVA System.

              "TVA SYSTEM" means the transmission system of TVA with a substation located in Batesville, Mississippi, to be used by Purchaser for the purpose of transmitting and distributing electricity generated by the Facility.

              "UNIT" means any of the three gas-fueled combined cycle electric generating units of the Facility.

              "UNIT METERS - FUEL" has the meaning assigned to such term in paragraph 2(a) of Appendix C.

              "UTILITY METERS" has the meaning assigned to such term in paragraph 1(a) of Appendix C.

              "WEIGHTING FACTOR" means, for any Month, the weighting factor set forth opposite such Month in the table below:


Month                        Weighting Factor

January                      .75

February                     .75

March                        .35

April                        .35


May                          .85

June                         1.5

July                         2.5

August                       2.5

September                    1.0

October                      .35

November                     .35

December                     .75



              "WINTER PEAK MONTHS" means the Months of January and February.

              Section 1.2 INTERPRETATION. Unless the context otherwise requires:

              (a) Words singular and plural in number shall be deemed to include the other and pronouns having masculine or feminine gender shall be deemed to include the other.

              (b) Subject to Section 1.2(g), any reference in this Agreement to any Person includes its successors and assigns and, in the case of any Government Agency, any Person succeeding to its functions and capacities.

              (c) Any reference in this Agreement to any Section or Appendix means and refers to the Section contained in, or Appendix attached to, this Agreement.

              (d) Other grammatical forms of defined words or phrases have corresponding meanings.

              (e) A reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words, figures or symbols in a lasting and visible form.

              (f) A reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed.

              (g) A reference to a Party to this Agreement includes that Party's successors and permitted assigns.

              (h) A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as novated, amended, supplemented or restated from time to time.

              (i) If any payment, act, matter or thing hereunder would occur on a Day that is not a Business Day, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, shall occur on the last prior Business Day.

              Section 1.3 TECHNICAL MEANINGS. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.


                                   SECTION II

                                      TERM

              Section 2.1 INITIAL TERM. This Agreement shall become effective as of the Effective Date and shall continue in effect for an initial period ending on the date that is 10 years from the Delivery Start Date (the "INITIAL TERM"), unless otherwise extended or terminated in accordance with the provisions of this Agreement.

              Section 2.2 EXTENSION OF TERM. The Term of this Agreement may be extended for all Dedicated Units which have not been terminated pursuant to this Agreement for an additional 15 years (the "EXTENDED TERM"), PROVIDED that Purchaser requests in writing an extension of this Agreement (an "EXTENSION REQUEST") not less than two years prior to the expiration of the Initial Term. If Purchaser provides an Extension Request, Purchaser shall have a period of 90 Days from the date of the Extension Request to perform due diligence pursuant to
Section 5.3 before such Extension Request shall become irrevocable. If an Extension Request is made and not revoked prior to the end of the due diligence period, Purchaser shall, within 10 Days after the due diligence period, post Credit Support in an amount equal to $70 per KW based on the average Contract Capacity of all the Dedicated Units over the 24-Month period immediately preceding the date of posting of such Credit Support. Five Months prior to the expiration of the Initial Term, Purchaser shall pay to Seller an amount equal to $20.00 per KW based on the average Contract Capacity of all the Dedicated Units over the 24-Month period immediately preceding the date of payment of such amount, upon which payment the Credit Support required to be provided pursuant to the preceding sentence shall be reduced by the amount of such payment. On the commencement of the Extended Term, Purchaser shall, at its election, either (a) pay to Seller an amount equal to $50.00 per KW based on the average Contract Capacity of all the Dedicated Units over the 24-Month period immediately preceding the date of the commencement of the Extended Term ("DEFERRED EXTENSION FEE AMOUNT"), in which case the remaining Credit Support posted pursuant to this Section 2.2 shall be released, or (b) pay to Seller on an annual basis 15 equal payments computed by amortizing the Deferred Extension Fee Amount over a 15 year period using an interest rate of 13% per annum in which case the Credit Support posted pursuant to this Section 2.2 shall be reduced annually by the amount of the annual payment (but excluding interest and such reduction shall be made only to the extent that the Credit Support exceeds the sum of the remaining payments); PROVIDED that in the event that Purchaser terminates this Agreement in accordance with Section XVIII, then Purchaser shall have no obligation to make any further payments of the Deferred Extension Fee Amount.

              Section 2.3 PURCHASER'S OPTION TO BUY. If Purchaser shall have exercised its option to extend the Term in accordance with Section 2.2, Purchaser shall have the option ("OPTION TO BUY"), at the end of the Extended Term, to purchase from Seller the Dedicated Units designated for the Extended Term and certain other property in accordance with Appendix A.


                                   SECTION III

                    COMMENCEMENT OF OPERATION AND MILESTONES

              Section 3.1 MILESTONES. The following milestones (each, a "MILESTONE") and the dates specified for achieving each Milestone (each, a "MILESTONE DATE") shall be met by Seller for each Dedicated Unit, subject to extension in accordance with Section XVII:


Milestone                                                   Milestone Date
---------                                                   --------------
Financial Closing                                           December 31, 1998

Commencement of Construction                                December 31, 1998

Completion of the foundations for the
combustion turbine generator and the steam                  November 1, 1999
turbine generator

Delivery of the combustion turbine                          December 1, 1999
generator

Delivery of the steam turbine generator                     January 1, 2000

Completion of Lateral Pipeline required by                  March 31, 2000
Section 8.1

Completion of pressure testing of the heat
recovery steam generator and steam blows
of the piping system and synchronization                    May 1, 2000
with the Entergy System and the TVA
System

Commercial Operation Date                                   June 1, 2000



              Section 3.2 CONSEQUENCES OF DELAYS.

              (a) In the event of a failure by Seller to achieve any Milestone with respect to a Dedicated Unit on or before the applicable Milestone Date, the Replacement Power provisions contained in Sections 2 and 3 of Appendix G shall apply.

              (b) Purchaser may terminate this Agreement as to a Dedicated Unit if the Commercial Operation Date as to such Dedicated Unit is not achieved by the first anniversary of the Delivery Start Date (PROVIDED that such date shall be extended in accordance with Section XVII as to a Dedicated Unit on a Day-to-Day basis for any delay in achieving such Commercial Operation Date that results from (i) a Force Majeure Event (but excluding a Government Approval Force Majeure Event) that is excused pursuant to Section 17.2 or (ii) a Delivery Excuse that is excused pursuant to Section 17.4(b)). In order to exercise the termination right pursuant to this Section 3.2(b), Purchaser must provide written notice of termination to Seller within 10 Days after the first anniversary of the Delivery Start Date.

              Section 3.3 CREDIT SUPPORT REQUIREMENT

              (a) On the Financial Closing Date, Seller shall provide to Purchaser Completion Security in an amount equal to $10/KW of the Committed Capacity of each Dedicated Unit; PROVIDED that if the Financial Closing Date does not occur on or before December 31, 1998, Seller shall post the Completion Security required by this Section 3.3(a) on the earlier of the (i) Financial Closing Date and (ii) January 31, 1999. If Seller fails to post Completion Security in the amount required under this Section 3.3(a), then either Party may terminate this Agreement upon five Business Days' prior written notice to the other Party and, upon such termination, neither Party shall have any further liabilities under this Agreement.

              (b) Pursuant to the provisions contained in Sections 2 and 3 of Appendix G, Purchaser may require Seller to provide additional Completion Security, provided that the Completion Security with respect to each Dedicated Unit shall not exceed at any time $20/KW of the Committed Capacity of such Dedicated Unit.

              (c) With respect to each Dedicated Unit, on the Commercial Operation Date, to the extent that the face amount of the Completion Security provided by Seller shall exceed $10/KW of the Committed Capacity, the excess Completion Security shall be surrendered for reduction to an amount equal to $10/KW of the Committed Capacity.

              (d) With respect to each Dedicated Unit, Purchaser agrees to release any excess Completion Security at any time the face amount of the Completion Security shall exceed the amount of Completion Security required to be provided pursuant to this Agreement.

              (e) To the extent that any Incremental Replacement Power Costs are due by Seller in accordance with Appendix G, then the Completion Security posted by Seller may be drawn by Purchaser or released to Seller to the extent of the Incremental Replacement Power Costs that are due in accordance with Appendix G. If the Completion Security is drawn pursuant to this Section 3.3(e), then (i) prior to the Commercial Operation Date, Seller shall have no obligation to replenish the Completion Security, but (ii) upon the Commercial Operation Date and thereafter, as required, Seller shall have the obligation to replenish the Completion Security to an amount equal to $10/KW of the Committed Capacity of each Dedicated Unit.

              (f) If this Agreement is terminated by either Party in accordance with Section 3.3(a) (other than as a result of Purchaser's failure to cooperate in good faith with Seller to achieve financial closing), Seller covenants that it will not directly or indirectly operate the Dedicated Units (or any replacement or alternative generation units that functionally replace or are in lieu of the Dedicated Units) on or before June 1, 2010 on the Facility Site without first offering to Purchaser the opportunity to produce or take capacity and Net Electrical Output of such generation units on the terms of this Agreement. For the purposes of the foregoing covenant, a sale, lease or other transfer of the Dedicated Units or such other replacement or alternative generation units to another Person who has any legal or equitable ownership interest in Seller or who is an affiliate of Seller shall be a violation of the foregoing covenant if such Person operates the Dedicated Units or such other replacement or alternative generation units on or before June 1, 2010 on the Facility Site without first offering to Purchaser the opportunity to produce or take capacity and Net Electrical Output of such generation units on the terms of this Agreement.


                                   SECTION IV

                          SALE AND PURCHASE OBLIGATIONS

              Section 4.1 SALE AND PURCHASE OF ENERGY.

              (a) On or prior to the Financial Closing Date, Seller shall designate to Purchaser which Units of the Facility shall be the Dedicated Units.

              (b) Subject to the terms and conditions of this Agreement, Seller shall sell and deliver, and Purchaser shall purchase and accept, (i) on and after the Commercial Operation Date of a Dedicated Unit and for the Term of this Agreement, the Net Electrical Output of each Dedicated Unit as Dispatched in accordance with the Agreement and (ii) on or after the Delivery Start Date Replacement Energy provided by Seller in accordance with Appendix G.

              Section 4.2 SALE AND PURCHASE OF CAPACITY. Subject to the terms and conditions of this Agreement, Seller shall sell and make available, and Purchaser shall purchase and accept,

(a) on or after the Commercial Operation Date of a Dedicated Unit and for the Term of this Agreement, the Actual Contract Capacity or Replacement Capacity provided in accordance with Appendix G and (b) on and after the Delivery Start Date and until the Commercial Operation Date of a Dedicated Unit, Replacement Capacity with respect to such Dedicated Unit provided by Seller in accordance with Appendix G.

              Section 4.3 SALE OF POWER TO THIRD PARTIES. Seller shall have the right to sell to third parties electrical energy generated from any Unit other than the Dedicated Units.

              Section 4.4 MEASUREMENT AND QUALITY OF ELECTRICITY.

              (a) All Net Electrical Output shall be measured at the Electricity Metering Points and shall meet the specifications set forth in Appendix F.

              (b) In the event that electricity delivered by Seller hereunder fails to conform to the specifications set forth in Appendix F ("NON-CONFORMING POWER"), and upon notice of such non-conformance by the Control Center, TVA, Entergy or Purchaser, Seller immediately shall exercise such Commercially Reasonable Efforts as are necessary to correct such non-conformity and shall provide to Purchaser an estimate of the duration and extent of such failure to conform. Seller shall pay any costs incurred under the Interconnection Agreements as a result of Seller delivering Non-Conforming Power, and shall reimburse Purchaser in accordance with Section 13.2 for the actual additional direct cost of any ancillary services charged to Purchaser pursuant to the agreements described in Section 7.4(b) as a result of Seller delivering NonConforming Power.


                                    SECTION V

                            OPERATION OF THE FACILITY

              Section 5.1 OPERATION AND MAINTENANCE OF FACILITY.

              (a) Seller shall operate and maintain all the Dedicated Units and Common Facilities in accordance with Prudent Industry Practices and otherwise in accordance with this Agreement.

              (b) Seller shall inform Purchaser on a daily basis by 7:30 a.m. (Eastern Prevailing Time) of the generation capability of each Dedicated Unit and any limitations, restrictions, deratings or outages affecting such Dedicated Unit for the next Day and shall update Seller's notice to the extent of any material changes in this information.

              (c) Seller shall, during the Term, only employ appropriately qualified (determined in Seller's reasonable opinion) personnel for the purposes of operating and maintaining the Dedicated Units and coordinating operations with the Entergy System and the TVA System.

              Section 5.2 SCHEDULED MAINTENANCE.

              (a) At least 30 Days prior to the anticipated Commercial Operation Date of a Dedicated Unit and thereafter prior to June 1 of each calendar year subsequent to the calendar year in which the Commercial Operation Date of such Dedicated Unit occurs, Purchaser shall provide to Seller a non-binding proposed schedule of Capacity Factor and Start-Ups for such Dedicated Unit for each Month
(i) in the case of the notice delivered prior to the Commercial Operation Date for such Dedicated Unit, occurring after the Commercial Operation Date through and including the following calendar year, and (ii) in the case of each subsequent notice, of the following calendar year. Within 60 Days of receiving Purchaser's proposed schedule for such Dedicated Unit, Seller shall submit to Purchaser a proposed schedule for Scheduled Maintenance Outages for the period covered by, and which shall be based on, Purchaser's projected Dispatch schedule, subject to Section 5.2(b). In no event, without Purchaser's consent, shall such schedule provide for a Scheduled Maintenance Outage during a Peak Period. Once Seller has provided to Purchaser the proposed schedule for Scheduled Maintenance Outages, Purchaser may request Seller to re-schedule any such Scheduled Maintenance Outage and Seller shall exercise Commercially Reasonable Efforts to effectuate such change in schedule.

              (b) The years in which a combustor inspection, a hot gas inspection or a major inspection shall occur with respect to a Dedicated Unit shall be determined in accordance with manufacturers' recommendations; PROVIDED that for purposes of this Section 5.2(b), the manufacturers' recommendations shall be determined in accordance with the formulae provided by the relevant equipment manufacturers and shall be consistent with the formulae provided by such equipment manufacturers to customers other than Seller for similar equipment, which formulae may be revised from time to time by such manufacturers. Days of Scheduled Maintenance Outages shall be, as to a Dedicated Unit, as follows: (i) in years in which a combustor inspection is to occur, 14 Days; (ii) in years in which a hot gas inspection is to occur, 21 Days; and
(iii) in years in which a major inspection is to occur, 28 Days. In scheduling the Days of Scheduled Maintenance Outages in accordance with Section 5.2(a), Seller may bifurcate the permitted number of Days into two periods, one of which shall be no longer than five Days. Notwithstanding the foregoing or any provision herein, Seller shall use Commercially Reasonable Efforts to complete any Scheduled Maintenance Outage in less than the time periods scheduled and place the affected Dedicated Unit back into full operation as soon as possible. The Scheduled Maintenance Outage periods shall apply to each Dedicated Unit. Days of Scheduled Maintenance Outages shall be prorated based on the ratio of the capacity available for a

Dedicated Unit to the Contract Capacity of such Dedicated Unit during the Scheduled Maintenance Outage in the case of partial Scheduled Maintenance Outages.

              (c) In addition to the Scheduled Maintenance Outages provided for in Section 5.2(b), Seller shall also be entitled to perform up to 120 hours per year of additional Scheduled Maintenance Outages during Off Peak Hours with one Day's prior written notice to Purchaser of each such additional Scheduled Maintenance Outage period. Seller shall exercise Commercially Reasonable Efforts to minimize the period of any additional Scheduled Maintenance Outage. Purchaser may request changes to such schedules as long as such changes do not create a condition which places the safety and reliability of the Dedicated Units in question. If Purchaser requests any such schedule changes, then, to the extent that no additional costs would result from such schedule changes, Seller shall abide by Purchaser's requested changes. If, however, additional costs would result from Purchaser's requested changes, Seller shall notify Purchaser of such additional costs. Upon receipt of such notification from Seller, if Purchaser wishes for Seller to proceed with such changed schedule, Purchaser shall so notify Seller and shall reimburse Seller for such additional costs as were described in Seller's notice to Purchaser. If Purchaser does not notify Seller of its decision within five Business Days, then Seller shall proceed with its own schedule.

              Section 5.3 ACCESS AND INFORMATION.

              (a) Seller shall provide to Purchaser from time to time the following information with respect to the Dedicated Units, the Common Facilities and the Lateral Pipeline:

                   (i) The notice to proceed for Commencement of Construction and Monthly reports on the status of construction through the final Commercial Operation Date;

                   (ii) The manufacturers' guidelines and recommendations for maintenance of the Facility equipment;

                   (iii) A report summarizing the results of maintenance performed during each Scheduled Maintenance Outage and any Forced Outage, and upon request of Purchaser any of the technical data obtained in connection with such maintenance; and

                   (iv) The agreements to which Seller is a party with respect to the ownership and operation of the Lateral Pipeline and any material amendments to such agreements.

              (b) In connection with the exercise of Purchaser's option to extend the Term in accordance with Section 2.2 or to Purchaser's Option to Buy pursuant to Section 2.3, Seller shall provide to Purchaser (or provide Purchaser with reasonable access to) the operating and maintenance logs and records, insurance claims, and any other records in the possession of Seller and material to the condition of the Dedicated Units, the Common Facilities or the Lateral Pipeline. Such information or access shall be provided upon receipt by Seller of the notice from Purchaser of its intent to exercise the options under Sections 2.2 or 2.3, as appropriate.

              (c) Upon reasonable prior notice (in light of the circumstances) and subject to the safety rules and regulations of Seller, Seller shall provide Purchaser and its authorized agents, employees and inspectors with reasonable access to the Facility Site, the Dedicated Units, the Common Facilities and the Lateral Pipeline (to the extent that Seller shall have access rights thereto):
(i) in connection with the exercise of Purchaser's option to extend the Term in accordance with Section 2.2 or to purchase the Dedicated Units in accordance with Section 2.3, (ii) for the purpose of reading or testing metering equipment in accordance with Section IX, (iii) as necessary to witness tests of Contract Capacity in accordance with Section XI, and (iv) in connection with the operation and maintenance of the Interconnection Facilities.

              (d) With five Business Days' prior written notice from Purchaser to Seller, and subject to the safety rules and regulations of Seller, Seller shall provide Purchaser and its authorized agents, employees and inspectors with reasonable access to the Facility Site, the Dedicated Units and the Common Facilities for the purpose of Purchaser assessing the general maintenance of the Facility Site, such Dedicated Units and the Common Facilities; PROVIDED that for purposes of this Section 5.3(d), Purchaser's access shall be limited to twice per calendar year. Purchaser acknowledges that such access does not create any right for Purchaser to direct or modify the operation of the Dedicated Units in any way.

              Section 5.4 PERMITS; COMPLIANCE WITH LAWS.

              (a) Subject to the right of Contest, Seller shall, at its expense, acquire and maintain in effect, from any and all Governmental Agencies with jurisdiction over Seller and/or the Facility, all Governmental Approvals, in each case necessary (i) for the construction, operation and maintenance of the Facility in accordance with this Agreement and to permit each Dedicated Unit to operate on natural gas at its Committed Capacity for all hours of the year less hours allowed for Scheduled Maintenance Outages pursuant to Section 5.2, and
(ii) for Seller to perform its obligations under this Agreement.

              (b) Subject to the right of Contest, Seller shall, at all times, comply with all Laws and Governmental Approvals applicable to it and/or to the Facility, including (i) all environmental laws in effect at any time during the Term, and (ii) all such Laws relating to fuel security, storage or back-up or otherwise concerning any type of facility used for the generation of electric power.

              (c) Subject to the right of Contest, Purchaser shall, at all times, comply with all Laws necessary for Purchaser to perform its obligations under this Agreement.

              Section 5.5 OPERATING PROCEDURES. Purchaser and Seller shall develop written interface operating procedures no later than 90 Days before synchronization with the TVA System and Entergy System. The operating procedures shall establish the protocol under which the Parties shall perform their respective responsibilities under this Agreement and shall include, but shall not necessarily be limited to, method of Day-to-Day communications, key personnel lists for Seller and Purchaser, Forced Outage and Scheduled Maintenance Outage reporting, daily capacity level and energy reports, start-up curves, coordinating Fuel arrangements and the operating procedures for the Lateral Pipelines, the resolution of disputes and the allocation of Fuel delivered to the Lateral Pipelines to the Facility.

              Section 5.6 RELATIONSHIP TO OTHER PURCHASERS.

              (a) During periods when only a portion of the output of the Facility is disconnected or curtailed from the Entergy System or the TVA System, such disconnection or curtailment shall be apportioned to each Unit on a non-discriminatory basis and pro-rata based on the level of dispatch of each Unit at the time, unless otherwise agreed in writing by all affected purchasers.

              (b) No other purchaser of output of any Unit other than a Dedicated Unit shall have superior rights than Purchaser to any Common Facility. During periods where the output or capacity of Common Facilities, including the Lateral Pipeline, is restricted (for a reason other than the failure of any Person to deliver Fuel), such available output or capacity shall be apportioned to each Unit on a non-discriminatory basis and pro-rata based on the level of dispatch of each Unit at the time, unless otherwise agreed in writing by all affected purchasers.


                                   SECTION VI

                        SCHEDULING, DISPATCH AND DELIVERY

              Section 6.1 AUTOMATIC GENERATION CONTROL. Each Dedicated Unit shall be fully Dispatchable by and capable of automatic generation control within the Design Limits and shall operate on such control if so directed by Purchaser or the Control Center on behalf of Purchaser. Purchaser, or the Control Center on behalf of Purchaser, shall have the sole discretion to Dispatch the Net Electrical Output from each Dedicated Unit up to the Actual Contract Capacity of such Dedicated Unit; PROVIDED that Dispatch shall be consistent with the Design Limits and (to the extent not inconsistent with the Design Limits) Prudent Industry Practices and manufacturers' guidelines and recommendations generally applicable to such equipment;

PROVIDED, FURTHER, that to the extent that any Dedicated Unit, as constructed, can utilize a higher ramp rate than the ramp rate included in the Design Limits, Seller shall allow such Dedicated Unit to operate with such higher ramp rate.

              Section 6.2 DISPATCH; SCHEDULING FOR DELIVERY.

              (a) After the Commercial Operation Date, Purchaser (or the Control Center on behalf of Purchaser) may Dispatch each Dedicated Unit up to its Actual Contract Capacity and, if on the Delivery Start Date, the Commercial Operation Date for such Dedicated Unit has not occurred, Purchaser may request Replacement Power in accordance with Appendix G.

              (b) Prior to the first Day of each Month, Purchaser shall provide to Seller good faith projections of the amounts of energy to be scheduled by Purchaser from each Dedicated Units for each hour of such Month.

              (c) Purchaser or the Control Center on behalf of Purchaser shall inform Seller on a daily basis before 12:00 noon (Eastern Prevailing Time) of the projected schedule for Dispatch for each Dedicated Unit for each hour of the following Day. Purchaser or the Control Center on behalf of Purchaser shall be entitled to change such schedule after 12:00 noon (Eastern Prevailing Time) subject to the Design Limits and, to the extent not inconsistent with the Design Limits, Prudent Industry Practices and manufacturers' guidelines and recommendations generally applicable to such equipment.

              (d) Consistent with the Design Limits and, to the extent not inconsistent with the Design Limits, Prudent Industry Practices and manufacturers' guidelines and recommendations generally applicable to similar equipment of a Dedicated Unit, each Dedicated Unit shall promptly comply with the Dispatch by Purchaser or the Control Center on behalf of Purchaser. The Dedicated Units shall generate energy within deviation band limits of the scheduled amount of energy provided by Purchaser (+/-1.5% integrated hourly) for steady-state operation (operation between Minimum Load and the Actual Contract Capacity). If a Dedicated Unit's energy generation deviates outside of such band limits during steady-state operation, Seller shall reimburse Purchaser for one-half of any energy imbalance charges or penalties charged by Entergy or TVA pursuant to the applicable tariff upon Purchaser. Any operation of any Dedicated Unit outside of the deviation band limits for which Seller has reimbursed Purchaser in accordance with the preceding sentence for a portion of any imbalance charge or penalty imposed under a tariff by Entergy or TVA shall not count as a Forced Outage. If Entergy or TVA charge Seller or Purchaser imbalance charges or penalties for operation within the range of +/-1.5% of scheduled operation integrated hourly, Purchaser shall be responsible for such charges or penalties. If the Dedicated Units are operating in accordance with automatic generation control signals provided by Purchaser or its designee, or if the Dedicated Units generate energy outside of the deviation band limits during Start-Up, shut down, or due to a Forced Outage, Force

Majeure Event or Delivery Excuse, then Purchaser shall be responsible for such energy imbalance charges or penalties charged by Entergy or TVA pursuant to the applicable tariff upon either Purchaser or Seller. For purposes of this Section 6.2(d), there shall be deemed to be a Forced Outage only if Seller has provided notice to Purchaser of such Forced Outage and such Forced Outage lasts for longer than one hour. Purchaser shall, at any time, have the option of terminating the provisions of this Section 6.2(d) with five Business Day's prior written notice to Seller. Upon such termination, Seller shall no longer be responsible for any imbalance charges or penalties. Purchaser's notice of termination of this Section 6.2(d) shall be irrevocable and the provisions of this Section 6.2(d) may not be reinstated once terminated by Purchaser in accordance with this Section 6.2(d).

              (e) In the event that the steam turbine of a Dedicated Unit is not available, Purchaser shall have the right to Dispatch the gas turbine of such Dedicated Unit; PROVIDED that: (i) such Dispatch shall be consistent with manufacturers' guidelines, Governmental Approvals and Prudent Industry Practices, (ii) Section XII shall not be applicable with respect to operation in such mode, (iii) Purchaser shall reimburse Seller for any additional costs associated with the Dispatch of the gas turbine in this mode instead of the combined cycle mode on the basis of actual cost but shall not exceed 110% of Seller's estimate of such additional costs, PROVIDED that Seller shall notify Purchaser of the estimated amount of any such additional costs prior to any such Dispatch by Purchaser, and (iv) such Dispatch shall be limited only to extraordinary circumstances and shall not, in any event exceed 40 hours per Contract Year.

              Section 6.3 [NOT USED]

              Section 6.4 FORCED OUTAGES. After the Commercial Operations Date, Forced Outages shall be treated in accordance with Sections 4 and 5 of Appendix G.

              Section 6.5 ELECTRONIC COMMUNICATIONS.

              (a) Seller shall provide telemetering equipment and facilities capable of transmitting the following information with respect to each Dedicated Unit to Purchaser and to the Control Center and shall operate such equipment when requested by Purchaser:

                   (i) Standard Capacity;

                   (ii) Actual Contract Capacity;

                   (iii) Minimum Load;

                   (iv) Actual temperature and relative humidity (to be taken at the gas turbine inlet but before the evaporator coolers),

                   (v) Other information that shall be necessary for proper operation on automatic generation control and

                   (vi) Instantaneous output at the Electricity Metering Points.

              (b) Seller shall install a dedicated direct pick-up (automatic ringdown) line to Purchaser and to the Control Center in the Facility's control room or such other communication equipment as the Parties may agree.

              (c) Seller shall install a facsimile machine in the Facility's control room.

                                   SECTION VII

                    INTERCONNECTION; ANCILLARY SERVICES; ETC.

              Section 7.1 INTERCONNECTION FACILITIES. Seller shall operate, maintain and control during the Term at its sole cost and expense all Interconnection Facilities located on the Facility Site up to, but not including, the Interconnection Points. Purchaser shall be responsible to secure any transmission rights past the Interconnection Points, and the effectiveness of this Agreement shall not be contingent upon Purchaser's securing transmission service with TVA, Entergy or any other transmitting utility or upon the availability of transmission capacity at specific delivery or receipt points selected by Purchaser downstream of the Interconnection Points.

              Section 7.2 INTERCONNECTION POINTS. Seller shall deliver Net Electrical Output Dispatched hereunder to Purchaser at the Interconnection Points. Seller shall deliver all Replacement Energy to the Replacement Power Delivery Points. Seller shall have the responsibility, at its expense, to deliver the Net Electrical Output from the Electricity Metering Points to the Interconnection Points.

              Section 7.3 [NOT USED]

              Section 7.4 ADDITIONAL AGREEMENTS.

              (a) Seller shall exercise Commercially Reasonable Efforts to execute the Interconnection Agreements on or before January 1, 1999 (PROVIDED that such date shall be extended on a Day-to-Day basis for any delay that results from a Force Majeure Event or a Delivery Excuse). Each Interconnection Agreement shall include provisions with respect to (i) the interconnection of the Facility in a timely manner with the transmission system of the utility that is party thereto, including the upgrade of such transmission system as necessary (in the reasonable judgment of the utility party to such Interconnection Agreement) to receive power at the relevant Interconnection Points and excluding any transmission system upgrades that may be required as a result of any transmission path designated by Purchaser and (ii) communications and control interfaces between the Facility and the control center of the utility party thereto. Seller shall not be required to incur obligations that are inconsistent with the terms of any other Related Agreement. Seller shall provide Purchaser with the interim and final drafts of each Interconnection Agreements for Purchaser's review. Purchaser shall reasonably cooperate with Seller and provide information as reasonably requested by Seller in connection with the negotiation and performance of each Interconnection Agreement. Purchaser may terminate this Agreement in the event that Seller does not execute both Interconnection Agreements on or before January 1, 1999 (PROVIDED that such date shall be extended on a Day-to-Day basis for any delay that results from a Force Majeure Event or a Delivery Excuse). In order to exercise this termination right, Purchaser must provide written notice of termination to Seller within 10 Days after January 1, 1999 or the date to which such date is extended as a result of a Force Majeure Event or Delivery Excuse. In addition to the foregoing, Seller shall exercise good faith efforts to make Purchaser a third party beneficiary of the Interconnection Agreements. Seller agrees that Purchaser shall either be an express third party beneficiary of such Interconnection Agreements or, if permitted under such agreement, shall be assigned rights thereunder by Seller, such assignment to be subject to any required consent of third parties. In the event of termination of this Agreement by Purchaser, then at Purchaser's election, Seller shall assign such Interconnection Agreements to Purchaser, subject to any required consent of third parties and Purchaser shall pay to Seller an amount equal to the fair market value of such Interconnection Agreements at the time of such assignment.

              (b) Purchaser shall be responsible for obtaining and paying for the provision of transmission services and any ancillary or control area services required by the FERC, Entergy, TVA, the ISO or any other transmission utility with respect to the delivery and transmission of electric energy past the Interconnection Points. Purchaser may obtain such services pursuant to tariffs filed with the FERC by the relevant Person or by separately contracting with such Person. Upon request by Seller, Purchaser shall provide to Seller for Seller's review all drafts and final versions of agreements with TVA or Entergy for transmission services or ancillary or control area services that have a term of longer than one year. All such agreements (whether or not such agreements have a term of longer than one year) shall be consistent with the terms of the Related Agreements. Seller shall reasonably cooperate with Purchaser and provide information as reasonably requested by Purchaser in connection with the negotiation and performance of each agreement for the provision of transmission services and ancillary or control area services. In addition, Purchaser shall exercise good faith efforts to make Seller a third party beneficiary of any such agreements having a term of longer than one year. Purchaser agrees that Seller shall either be an express third party beneficiary of such agreements having a term of longer than one year or, if permitted under such agreements, shall be assigned rights thereunder by Purchaser, such assignment to be subject to any required consent of third parties. In the event of termination of this Agreement by Seller or if Purchaser does not extend the Initial Term pursuant to Section 2.2, then at Seller's election, Purchaser shall assign such agreements to Seller, subject to any required consent of third parties and Seller shall pay to Purchaser an amount equal to the fair market value of such agreements at the time of such assignment.

                                  SECTION VIII

                                FUEL ARRANGEMENTS

              Section 8.1 LATERAL PIPELINE.

              (a) At no cost to Purchaser, Seller shall (i) obtain, or cause to be obtained, all Governmental Approvals for the ownership, construction, operation and maintenance of the Lateral Pipeline; (ii) construct, or cause to be constructed, the Lateral Pipeline in a timely manner, in accordance with applicable Law, Government Approvals and prudent operating practices and with a capacity sufficient to deliver Fuel to operate the entire Facility at its hourly maximum output level in accordance with this Agreement and applicable Governmental Approvals; and (iii) operate and maintain, or cause to be operated and maintained, the Lateral Pipeline in accordance with applicable Law, Government Approvals and prudent operating practices generally applied to similar facilities.

              (b) Purchaser agrees that the Lateral Pipeline may be owned by a third party that shall directly contract with one or more other Persons for the construction, operation and maintenance of the Lateral Pipeline.

              (c) Seller shall reserve transportation rights (either through ownership or through contract with a third party owner) on the Lateral Pipeline sufficient for the delivery of Fuel to operate the entire Facility at its hourly maximum output level in accordance with this Agreement and applicable Governmental Approvals, with no Person having a right to transport fuel on the Lateral Pipeline superior to Seller except as may be required by applicable Law or Government Approvals.

              Section 8.2 FUEL FOR COMMISSIONING AND TESTING PRIOR TO THE COMMERCIAL OPERATION DATE. Seller shall have the right, but not the obligation, to require that Purchaser provide Fuel to Seller during the commissioning of each Dedicated Unit. Seller shall notify Purchaser no later than 10 Days prior to the date on which the Contract Capacity of a Dedicated Unit is scheduled to be determined of its request for Fuel and shall provide to Purchaser details of the amount of Fuel to be delivered, the time of delivery and the Fuel Metering Point to which such Fuel shall be delivered. Upon receipt of such notice from Seller, Purchaser shall deliver Fuel as specified in Seller's notice. Seller shall reimburse Purchaser for the Delivered Cost of any Fuel delivered by Purchaser and used by Seller during commissioning of such Dedicated Unit. Seller also shall reimburse Purchaser for any penalties (including those resulting from imbalances) actually incurred by Purchaser during commissioning of such Dedicated Unit. The Parties shall exercise Commercially Reasonable Efforts to minimize any imbalance or other penalties or charges from Fuel suppliers and transporters resulting from the provisions of Fuel by Purchaser pursuant to this Section 8.2.

              Section 8.3 FUEL FOR OPERATIONS; DELIVERY AND ACCEPTANCE.

              (a) With respect to agreements for the supply of Fuel with Interstate Pipelines having a term of longer than one year, Purchaser shall exercise good faith efforts to negotiate such agreements to contain the following provisions (but only to the extent that the inclusion of such provisions does not result in increased costs to Purchaser): (i) conform to the quality of gas supplied or transported as much as possible to the gas quality specification applicable in the performance warranty obtained from the manufacturer of the gas turbines included in each Dedicated Unit, (ii) the right to reject Non-Conforming Fuel, (iii) the gas transporter shall indemnify Seller for any damages incurred from the use of Non-Conforming Fuel and (iv) Seller to be a third party beneficiary of such agreements. Purchaser agrees that Seller shall either be an express third party beneficiary of such agreements or if permitted under such agreement, shall be assigned rights thereunder by Purchaser, such assignment to be subject to any required consent of third parties. In the event of termination of this Agreement by Seller or if Purchaser does not extend the Initial Term pursuant to Section 2.2, then at Seller's election, Purchaser shall assign such agreements to Seller, subject to any required consent of third parties and Seller shall pay to Purchaser an amount equal to the fair market value of such agreements at the time of such assignment.

              (b) On and after the Commercial Operation Date of a Dedicated Unit, Purchaser shall at all times arrange, procure, supply, nominate, balance, transport and deliver to the Lateral Pipeline, the amount of Fuel necessary for such Dedicated Unit to generate its Net Electrical Output as produced pursuant to the Dispatch of such Dedicated Unit. All Fuel required to be delivered under this Agreement shall be delivered by Purchaser at the Fuel Metering Points. Subject to Section 8.5(b) and PROVIDED that the Dedicated Unit as to which Fuel is delivered is being Dispatched and is not subject to a Forced Outage, a Scheduled Maintenance Outage, a Force Majeure Event or a Delivery Excuse, on and after the Commercial Operation Date of such Dedicated Unit, Seller shall accept all Fuel required by such Dedicated Unit delivered by Purchaser at the Fuel Metering Points pursuant to the terms of this Agreement. After the Commercial Operation Date of a Dedicated Unit, Purchaser shall be responsible for the cost of Fuel and all other costs associated with the supply and transportation accepted by Seller at the Fuel Metering Points. Seller shall be responsible for coordinating the use of the Lateral Pipeline by Purchaser, any Person purchasing energy from Units other than the Dedicated Units, if any, the City of Batesville and any other applicable Person.

              Section 8.4 RISK OF LOSS. As between the Parties, Purchaser shall be deemed to be in exclusive control (and responsible for any property damages or injuries to persons caused thereby) of the Fuel prior to the Fuel Metering Points and Seller shall be deemed to be in exclusive control (and responsible for any property damages or injuries to persons caused thereby) of the Fuel at and from the Fuel Metering Points. Risk of loss related to the Fuel shall transfer from Purchaser to Seller at the Fuel Metering Points. In any Month, if
(i) the quantity of Fuel delivered and measured at the Fuel Metering Points for such Month that is allocated to Purchaser exceeds (ii) the quantity of Fuel burned in all the Dedicated Units during such Month, Seller shall either obtain additional Fuel equal to the difference between (i) and (ii) at its expense or reimburse Purchaser for such difference at the average Delivered Cost of Fuel for such Month.

              Section 8.5 MEASUREMENT AND QUALITY OF FUEL.

              (a) All Fuel to be supplied by Purchaser pursuant to the terms of this Agreement shall be measured at the Fuel Metering Points and shall meet the specifications for gas delivered to the relevant Interstate Pipeline as such specifications may be amended in accordance with Section 8.3(a). Purchaser shall use good faith efforts to ensure that all Fuel delivered hereunder meets such specifications.

              (b) Seller shall notify Purchaser if any Fuel made available by Purchaser to Seller under this Agreement is Non-Conforming Fuel. Seller may refuse to accept delivery of such Non-Conforming Fuel and such Non-Conforming Fuel shall, for purposes of this Agreement, be deemed not to have been provided by Purchaser.

              Section 8.6 FUEL OIL ALTERNATIVE. If, after the Effective Date, the operation of the Facility becomes economically infeasible due to the cost or availability of Fuel, but operation of the Facility on fuel oil would present an economically viable alternative, then Purchaser shall have the option to require Seller to construct the necessary modifications to the Facility to facilitate operation of the Dedicated Units on fuel oil; PROVIDED that in such a case, Purchaser shall hold Seller harmless from all capital and incremental operation and maintenance costs and performance impacts resulting from such modifications; and PROVIDED, FURTHER, that any such modifications shall be made in accordance with, and subject to, (i) Prudent Industry Practices, (ii) Governmental Approvals and (iii) manufacturers' warranties and recommendations. Notwithstanding the foregoing, Seller shall not be required to incorporate the capability for fuel oil operation in the original design or construction of the Facility. Seller shall designate and set aside an appropriate area within the Facility Site for fuel oil storage unloading and handling sufficient to operate each Dedicated Unit at the Committed Capacity for no less than 24 hours; PROVIDED that Seller shall attempt to designate such area in such a way as to maximize Seller's capacity to store fuel oil at the Facility Site.

                                   SECTION IX

                                    METERING

              Section 9.1 METERING DEVICES FOR ELECTRICITY.

              (a) The Net Electrical Output shall be measured by Seller's electricity metering devices located at the high side of the Dedicated Units' step-up transformer on Seller's side of the Interconnection Points (the "ELECTRICITY METERING POINTS"). Seller shall be responsible for the ownership, operation, maintenance and control of all of Seller's electricity metering equipment at its sole cost and expense.

              (b) The number and general location of Seller's electricity metering devices shall be as set forth in Appendix C. All of Seller's electricity metering devices shall be sealed, and the seal shall be broken only when representatives of both Parties are present for the purpose of inspecting, testing and adjusting such electricity metering devices in accordance with Sections 9.3 and 9.4.

              (c) Subject to the approval of Seller, not to be unreasonably withheld, Purchaser may install and maintain, at its own cost and expense, as part of the Facility, Purchaser's back-up electricity metering devices, using the same current and potential transformers as those used for Seller's electricity metering devices.

              (d) All meters required pursuant to this Agreement to measure Net Electrical Output shall be equipped and capable of telemetering data to Purchaser.

              Section 9.2 METERING DEVICES FOR FUEL.

              (a) The Fuel delivered by Purchaser in accordance with the terms of this Agreement shall be measured by Seller's metering devices at the Fuel Metering Points. Seller shall be responsible for the ownership, operation, maintenance and control of all of Seller's Fuel metering equipment at its sole cost and expense.

              (b) The number and general location of Seller's Fuel metering devices shall be as set forth in Appendix C. All of Seller's Fuel metering devices shall be sealed, and the seal shall be broken only when representatives of both Parties are present for the purpose of inspecting, testing and adjusting such metering devices.

              (d) All meters required pursuant to this Agreement to measure Fuel shall be capable of telemetering data to Purchaser.

              Section 9.3 INSPECTION OF METERING DEVICES

              (a) Seller shall inspect, test and adjust all of Seller's metering devices at its own expense on an annual basis at a time mutually convenient to Purchaser and Seller. Seller shall provide Purchaser with reasonable advance notice of, and permit a representative of Purchaser to witness and verify, such inspections, tests and adjustments, and shall test any adjustments to be made thereto in accordance with Sections 9.3(c) and 9.4.

              (b) In addition to the other inspections and tests required under
Section 9.3(a), upon two weeks' prior written notice by Purchaser, Seller shall perform additional inspections or tests of any of Seller's metering devices and Seller's back-up metering devices. Seller and Purchaser shall agree on a mutually convenient time for such inspections or tests, and Seller shall permit a qualified representative of Purchaser to inspect or witness such testing of any of Seller's metering devices and Seller's back-up metering devices. The actual expense of any such requested additional inspection or testing shall be borne by Purchaser unless, upon such inspection or testing, Seller's metering devices are found to register inaccurately by more than +/-0.5% in the case of electricity meters and +/-2% in the case of gas meters, in which event the expense of the requested additional inspection or testing shall be borne by Seller.

              (c) If any of Seller's metering devices or Seller's back-up metering devices are found to be defective or inaccurate by more than +/-0.5% in the case of electricity meters and +/-2% in the case of gas meters, such meter shall immediately be adjusted, repaired, replaced and/or re-calibrated.

              Section 9.4 ADJUSTMENTS FOR INACCURATE MEASUREMENTS. If any of Seller's metering devices fail to register, or if the measurements made by any of such metering devices are found upon testing to be inaccurate by more than +/-0.5% in the case of electricity meters and +/-2% in the case of gas meters, an adjustment to previous billings shall be made correcting all measurements by the inaccurate or defective metering device for billing purposes, for both the amount of the inaccuracy and the period of the inaccuracy, in the following manner:

              (a) In the event that the Parties cannot agree on the amount of the adjustment necessary to correct the measurements made by any of Seller's metering devices which are inaccurate or defective, the Parties shall use Purchaser's back-up metering devices (if installed) to determine the amount of such inaccuracy, PROVIDED that in the event that Purchaser's back-up metering devices are also found, upon testing, to be inaccurate by more than the allowable limits applicable to Seller's metering devices under this Section 9.4, and the Parties cannot agree on the amount of the adjustment necessary to correct the measurements made by such inaccurate or defective Purchaser's back-up metering devices, the Parties shall, as soon as practicable and on the basis of procedures to be mutually agreed by the Parties, estimate the amount of the necessary adjustment on the basis of deliveries of the Net Electrical Output of the Dedicated

Units to the Entergy System and the TVA System during periods of similar operating conditions (e.g., based on the Fuel use records for the Dedicated Units) when Seller's metering devices were registering accurately;

              (b) In the event that the Parties cannot agree on the actual period during which the inaccurate measurements were made, the period during which the measurements are to be adjusted shall be the shorter of (i) one half of the period from the last test of the relevant metering devices, and (ii) the 180 Days immediately preceding the test that found the relevant metering devices to be defective or inaccurate; and

              (c) To the extent that the adjustment period covers a period of deliveries for which payment has already been made by Purchaser, Seller shall use the corrected measurements as determined in accordance with this Section 9.4 to re-compute the amount due for the period of the inaccuracy and shall subtract the previous payments by Purchaser for such period from such re-computed amount. If the difference is a positive number, such difference shall be paid by Purchaser to Seller and if the difference is a negative number, such difference shall be paid by Seller to Purchaser. Payment of such difference shall be made by means of a credit or an additional charge on the next statement rendered pursuant to Section 13.1(a).

              (d) For Fuel, the adjustment will be based on gas quantities specified on statements from ANR and/or Tennessee Gas.


                                    SECTION X

                                    PAYMENTS

              Section 10.1 RESERVATION PAYMENTS.

              (a) Except as otherwise expressly provided herein, for each Billing Period commencing on the earlier of the Commercial Operation Date and the Delivery Start Date, Purchaser shall pay Seller a Reservation Payment for the Contract Capacity of each Dedicated Unit made available to Purchaser, for Replacement Capacity made available to Purchaser by Seller pursuant to Section 2 of Appendix G, or for Replacement Capacity provided in accordance with Section 4 of Appendix G, during such Billing Period; PROVIDED that if the Commercial Operation Date or the Delivery Start Date (as applicable) occurs on a date that does not fall on the first Day of a Month, then the Reservation Payment for that Month shall be prorated by the number of actual Days in such Month.

              (b) The Reservation Payment for each Dedicated Unit (or Replacement Capacity provided in lieu of Contract Capacity) for each Billing Period shall be calculated in accordance with the following formula:

              RP        =    [(ST x RCST) + (SU x RCSU)] x AAF

              Where:

              RP        =    the Reservation Payment expressed in Dollars for
such Billing Period

              ST        =    the Summer Condition Standard Capacity expressed
in KW

              RCST      =    the Standard Capacity Reservation Charge expressed
in Dollars per KW per Month for the applicable Contract Year, as set out in the table in Section 10.2

              SU        =    the Summer Condition Supplemental Capacity
expressed in KW

              RCSU     =     the Supplemental Capacity Reservation Charge
expressed in Dollars for the applicable Contract Year, as set out in the table in Section 10.2

              AAF      =     the Availability Adjustment Factor.

              Section 10.2 RESERVATION CHARGES. Reservation Charges for Standard Capacity and Supplemental Capacity (or Replacement Capacity provided in lieu of Contract Capacity) for each Contract Year specified below shall be as follows (PROVIDED that if the Commercial Operation Date of a Dedicated Unit occurs prior to the Delivery Start Date, the Reservation Charge for such Dedicated Unit until the Delivery Start Date shall be $4.00/KW per Month for Standard Capacity and $0.0 for Supplemental Capacity; and PROVIDED, FURTHER, that Reservation Charges after the Initial Term shall only be applicable if Purchaser elects to extend the Term in accordance with Section 2.2):


CONTRACT YEAR       STANDARD CAPACITY           SUPPLEMENTAL CAPACITY
                    RESERVATION CHARGE          RESERVATION CHARGE
                    ($/KW-MONTH)                ($/KW-MONTH)
1 - 5               5.00                        3.25



6 - 10              6.00                        3.50



11 - 25             4.50                        3.00


              Section 10.3 ENERGY PAYMENTS. Except as expressly provided herein, for each Billing Period commencing on the Commercial Operation Date, Purchaser shall pay to Seller an Energy Payment for Net Electrical Output and for Replacement Energy delivered by Seller to Purchaser, in an amount equal to $1.00 per MWh, escalated by three percent (3%) per year for each calendar year thereafter (prorated for the partial year in which the Commercial Operation Date occurs).

              Section 10.4 START PAYMENTS. In the event the number of Starts for any Dedicated Unit exceeds 250 per Contract Year, Purchaser shall pay Seller a payment equal to $5,000 per Start for such Dedicated Unit, multiplied by the number of Starts for such Dedicated Unit over 250 (a "START PAYMENT"); PROVIDED that such payment for additional Starts shall be made by Purchaser on a Monthly basis for all such additional Starts occurring in a Billing Period. Starts of a Dedicated Unit not meeting the definition of a Start and starts for Seller requested tests shall not count toward the 250 Starts allowed without cost to Purchaser set forth in this Section 10.4 and shall not result in any payment obligation to Purchaser.

              Section 10.5 SYSTEM UPGRADE CREDIT. For each Billing Period, commencing on the Commercial Operation Date, Purchaser shall pay to Seller a System Upgrade Credit determined in accordance with this Section 10.5. The System Upgrade Credit for any period shall be equal to the amount of payment, credit or discount received by Purchaser under its transmission service agreements with Entergy and TVA (or their respective successors), to the extent attributable to Seller's payment for system upgrades under its Entergy Interconnection Agreement or TVA Interconnection Agreement, as applicable. The Parties shall cooperate to insure that the payment, credit or discount for Seller's system upgrade is separately stated in any invoice or statement provided to Purchaser under its applicable transmission service agreements with Entergy and TVA. The provisions of this Section 10.5 shall apply only to the extent that the payment, credit or discount received by Purchaser under its applicable transmission service agreements results from a "true" discount under such transmission service agreements as compared with the transmission service tariff otherwise applicable to Purchaser.

              Section 10.6 START-UP PAYMENTS. If any Dedicated Unit does not, in respect of a Dispatch order, achieve Start-Up, or achieves Start-Up but then trips and requires an additional Start-Up to carry out the Dispatch order (unless delivery of energy is delayed, terminated or reduced by Purchaser, a Dispatch order, a Force Majeure Event or a Delivery Excuse), then Seller shall be responsible for the cost of Fuel associated with such additional or failed Start-Up, as the case may be.

                                   SECTION XI

                            COMMISSIONING AND TESTING

              Section 11.1 PERFORMANCE TESTS.

              (a) Prior to or on the Commercial Operation Date of a Dedicated Unit, Seller shall establish the Contract Capacity for such Dedicated Unit in accordance with the procedures set forth in Appendix B. Each Dedicated Unit shall thereafter be tested during each Contract Year in accordance with the procedures set forth in Appendix B to demonstrate its Contract Capacity. Seller shall provide Purchaser with reasonable notice of, and opportunity to, attend each test of Contract Capacity. Seller shall bear the costs and expenses of such annual tests, PROVIDED that Purchaser shall be responsible for any costs or expenses incurred by it in connection with monitoring or witnessing such tests.

              (b) No more than four times in any calendar year, Seller shall have the right to redetermine the Contract Capacity of a Dedicated Unit at any time upon 24 hours' prior written notice to Purchaser if Seller reasonably believes that the Contract Capacity for such Dedicated Unit is materially different from the results of the most recent test of Contract Capacity. The Contract Capacity redetermined in the manner set forth in Appendix B shall automatically and immediately become the new Contract Capacity. Seller shall bear the costs and expenses of any test required under this Section 11.1(b); PROVIDED that Purchaser shall be responsible for any costs and expenses incurred by it in connection with monitoring or witnessing such test.

              (c) After the Commercial Operation Date, Purchaser or the Control Center's Dispatch of a Dedicated Unit may interrupt or prohibit any testing of such Dedicated Unit; PROVIDED that, in the event of a test of Contract Capacity that is interrupted or prohibited by Dispatch, Seller may retest the Dedicated Unit within 10 Days thereafter and the Contract Capacity, as determined by such subsequent test, shall apply from the date when the interrupted or prohibited test would have been completed but for the Dispatch interruption. The Facility shall be operated using normal operating procedures during all tests and all test results shall be adjusted to 95 degrees Fahrenheit and 60% relative humidity pursuant to Appendix B.

              (d) No more than once in any Peak Season, Purchaser shall have the right to require a redetermination of the Contract Capacity of a Dedicated Unit upon five Business Days' prior written notice to Seller if Purchaser reasonably believes that the Contract Capacity for such Dedicated Unit is materially different from the results of the most recent test of Contract Capacity. The Contract Capacity redetermined in the manner set forth in Appendix B shall automatically and immediately become the new Contract Capacity subject to this
Section 11.1. Purchaser shall be responsible for any costs and expenses incurred by it in connection with monitoring or witnessing any tests required by it under this Section 11.1(d). Notwithstanding any provision of this Agreement to the contrary, (i) Purchaser shall (1) provide the Fuel necessary to conduct the tests required by Purchaser under this Section 11.1(d) and (2) accept the electricity generated as a result of such tests and (ii) neither Party shall have any obligations under Section
11.2 with respect to such test energy.

              (e) All tests shall be conducted in accordance with Appendix B.

              Section 11.2 SALE OF TEST ENERGY. Subject to Section 11.1(d), Purchaser shall act as Seller's agent for the purpose of marketing and selling energy which may be produced as a result of the initial testing of a Dedicated Unit or during performance testing in accordance with Section 11.1 ("TEST ENERGY"). Should Purchaser market and sell Test Energy, Purchaser shall (i) provide and pay for Fuel to generate such Test Energy in accordance with Section 8; PROVIDED that Seller shall reimburse Purchaser for the Delivered Cost of such Fuel and (ii) pay Seller any amount received by Purchaser from its sale of Test Energy, net of any reasonable costs directly related to the sale of Test Energy and a marketing fee of $1.00/MWh of Test Energy sold. Purchaser shall use Commercially Reasonable Efforts to maximize the revenue obtained from marketing and selling test energy pursuant to this Section 11.2.


                                   SECTION XII

                               HEAT RATE GUARANTEE

              Section 12.1 GUARANTEED HEAT RATE. The fuel consumed for each Dedicated Unit shall be measured against the Guaranteed Heat Rate pursuant to Appendix H.

              Section 12.2 TRACKING ACCOUNT.

              (a) A tracking account (the "TRACKING ACCOUNT") shall be maintained by Seller to track, for each Dedicated Unit for each Day: (i) the actual amount of Fuel required to produce the Net Electrical Output when such Dedicated Unit is Dispatched at or above Minimum Load and delivered by Seller for that Day and (ii) the amount of Fuel expected to be required to produce the Net Electrical Output when such Dedicated Unit is Dispatched at or above Minimum Load and delivered by Seller for that Day based on the Guaranteed Heat Rate. If the actual amount of Fuel required to produce such Net Electrical Output for such Day varies from the expected amount of Fuel required to produce such Net Electrical Output based on the Guaranteed Heat Rate (using the Guaranteed Heat Rate value associated with the Dispatch level), then a balance shall accrue in the Tracking Account for such Day in the following manner:

                   (i) If the actual amount of Fuel required to produce such Net Electrical Output for such Dedicated Unit on such Day is greater than the expected amount required based on the Guaranteed Heat Rate (using the Guaranteed Heat Rate value associated with the Dispatch level), then a positive amount equal to the differential Fuel (expressed in MMBTU), multiplied by the Delivered Cost of Fuel (expressed in $/MMBTU), for such Day shall accrue to the Tracking Account for such Day.

                   (ii) If the actual amount of Fuel required to produce such Net Electrical Output for such Dedicated Unit on such Day is less than the expected amount required based on the Guaranteed Heat Rate (using the Guaranteed Heat Rate value associated with the Dispatch level), then a negative amount equal to the differential Fuel (expressed in MMBTU) multiplied by the Delivered Cost of Fuel (expressed in $/MMBTU) for such Day shall accrue to the Tracking Account for such Day.

              (b) At the end of each Month, the Tracking Account for each Dedicated Unit shall be cleared and (i) if the Tracking Account balance is positive, Seller shall pay Purchaser such amount, whereas (ii) if the Tracking Account balance is negative, Purchaser shall pay Seller such amount.

              (c) There shall be no tracking account adjustment for the Net Electrical Output of a Dedicated Unit operating below Minimum Load during a successful Start-Up or shut down.

                                  SECTION XIII

                               BILLING AND PAYMENT

              Section 13.1 BILLING AND PAYMENT.

              (a) Seller shall read Seller's metering equipment at the Interconnection Points at midnight (24:00 hours) (Eastern Prevailing Time) on the last Day of each Month, unless otherwise mutually agreed by the Parties. Seller shall prepare and render to Purchaser within five Business Days after the end of each Billing Period a statement detailing the meter reading (in half-hour readings) and Seller's calculation of the payments due to Seller for such Billing Period; PROVIDED that Purchaser, at its own cost and expense, shall have the right to monitor and witness such readings.

              (b) Payment for the Reservation Payment, Energy Payment, Start Payment and any Tracking Account balance owed by Purchaser for each Billing Period shall be made by wire transfer of funds immediately available in an account designated by Seller within 10 Days from the date of delivery of a statement for such Billing Period. Payment for any Tracking Account Balance owed by Seller to Purchaser for each Billing Period shall be made by wire transfer of funds immediately available in an account designated by Purchaser within 10 Days from the date of delivery of a statement for such Billing Period.

                  (c) If either Party disputes the accuracy of a bill, the Parties shall use their best efforts to resolve the dispute in accordance with
Section 20.1. Any adjustments which the Parties may subsequently agree to make with respect to any such billing dispute shall be made by a credit or additional charge on the next bill rendered. If the Parties are unable to resolve the dispute in this manner, any amounts disputed on subsequent bills for the same reason may thereafter be withheld pending final resolution of the dispute in accordance with Section 20.2, PROVIDED that any undisputed amount shall be promptly paid; and PROVIDED, FURTHER, that amounts paid as a result of the settlement of a dispute shall be paid with interest thereon at the Default Rate.

              Section 13.2 OTHER PAYMENTS. Subject to the Parties' right to review payments made hereunder, any amounts, other than those specified in Sections 13.1, due to either Party under this Agreement shall be paid or objected to within 10 Days following receipt by the other Party of an itemized invoice from the Party to whom such amounts are due setting forth, in reasonable detail, the basis for such payment. Payments made hereunder shall, for a period of not longer than one year, remain subject to adjustment based on billing adjustments by third parties which would affect payment obligations of either Party.

              Section 13.3 [NOT USED]

              Section 13.4 CURRENCY AND TIMING OF PAYMENT. Notwithstanding anything contained in this Agreement, (i) all payments to be made by either Party under this Agreement shall be made in Dollars by wire transfer of funds immediately available in an account of the Party making such payment and (ii) any payment that becomes due and payable on a Day that is other than a Business Day shall be paid in accordance with Section 1.2(i).

              Section 13.5 RECORDS. Either Party shall have the right, upon reasonable prior written notice to the other Party, to examine and/or make copies of the records and data of the other Party relating to this Agreement (including all records and data relating to or substantiating any charges paid by or to either Party and including without limitation metering records of Fuel delivered at the Fuel Metering Points, Fuel consumed, Delivered Cost of Fuel, and MWh's generated) at any time during normal business hours during the period such records and data are required to be maintained. All such records and data shall be maintained for a minimum of seven years after the creation of such record or data and for any additional time period required under applicable law or by regulatory agencies having jurisdiction over the Parties.

              Section 13.6 DEFAULT INTEREST. If any payment due from either Party under this Agreement shall not be paid when due there shall be due and payable to the other Party compensation thereon, calculated at a rate equal to two percent (2%) over the prime rate at The Chase Manhattan Bank or its successor (the "DEFAULT RATE"), as it changes from time to time from the date on which such payment became overdue to and until such payment is paid in full.


                                   SECTION XIV

                         REPRESENTATIONS AND WARRANTIES;
                  ADDITIONAL COVENANTS OF SELLER AND PURCHASER

              Section 14.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as of the Effective Date as follows:

              (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified and in good standing in each other jurisdiction where the failure so to qualify would have a material adverse effect upon the business or financial condition of Seller or the Facility, and Seller has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

              (b) The execution, delivery, and performance of its obligations under this Agreement by Seller have been duly authorized by all necessary partnership action, and do not and shall not:

                   (i) as to execution and delivery but not performance, require any consent or approval of Seller's partners which has not been obtained and each such consent and approval that has been obtained is in full force and effect,

                   (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Seller or any provision of the partnership documents of Seller, the violation of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement;

                   (iii) result in a breach of or constitute a default under any provision of the partnership documents of Seller,

                   (iv) result in a breach of or constitute a default under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have an adverse effect on the ability of Seller to perform its obligations under this Agreement, or

                   (v) results in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Seller now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

              (c) This Agreement constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

              (d) There is no pending or, to the best of Seller's knowledge, threatened action or proceeding affecting Seller before any court, Governmental Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Seller or the ability of Seller to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

              Section 14.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as of the Effective Date as follows:

              (a) Purchaser is a public service corporation duly organized and validly existing under the laws of Virginia and has the full legal right, power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

              (b) The execution, delivery, and performance of its obligations under this Agreement by Purchaser have been duly authorized by all necessary corporate action, and do not and shall not:

                   (i) as to execution and delivery, but not performance, require any consent or approval of Purchaser's board of directors or any Purchaser member which has not been obtained and each such consent and approval that has been obtained is in full force and effect,

                   (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Purchaser, the violation of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement,

                   (iii) result in a breach of or constitute a default under any provision of the articles of incorporation or by-laws of Purchaser,

                   (iv) result in a breach of or constitute a default under any agreement relating to the management or affairs of Purchaser or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Purchaser is a party or by which Purchaser or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or

                   (v) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Purchaser now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

              (c) This Agreement constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

              (d) There is no pending or, to the best of Purchaser's knowledge, threatened action or proceeding affecting Purchaser before any court, Governmental Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Purchaser or the ability of Purchaser to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

              Section 14.3 CERTIFICATES. Each of Purchaser and Seller shall, upon the request of the other Party, deliver or cause to be delivered from time to time to the other Party certifications of its officers, accountants, engineers or agents as to such matters as either Party may reasonably request in connection with such Parties' obligations under this Agreement.

              Section 14.4 BOOKS AND RECORDS; INFORMATION. Each of Purchaser and Seller shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to its business and affairs in accordance with generally accepted accounting principles consistently applied.

                                   SECTION XV

                                      TAXES

              Section 15.1 TAXES AND FEES.

              (a) Seller shall be responsible for the payment of, and the Reservation Payments, Energy Payments and other amounts payable by Purchaser to Seller hereunder shall not be subject to adjustment for, Taxes (other than Change-in-Law Taxes) imposed on Seller and its property. Purchaser shall be responsible for the payment of, and no amount payable by Seller to Purchaser shall be subject to adjustment for, Taxes imposed on Purchaser and its property. In addition, Purchaser shall be responsible for the payment of any Change-in-Law Taxes imposed on Seller. Seller shall determine for any Billing Period the adjustment to any payment under Section 13.1 resulting from the application of a Change-in-Law Tax for such period, and shall provide to Purchaser a certificate setting forth in reasonable detail the basis and calculation of such adjustment. In the case of any Change-in-Law Taxes imposed on Seller for which Purchaser is responsible, Purchaser shall pay Seller the amount of such Taxes within 10 Days of Seller notifying Purchaser of the imposition of such Change-in-Law Taxes and providing Purchaser with a certificate in reasonable detail of the amount of such Change-in-Law Taxes. If, after the imposition of Change-in-Law Taxes in respect of which Purchaser has made a payment to Seller under this Section 15.1(a), a subsequent Change-in-Law results in a reduction of such Change-in-Law Taxes, then the obligation of Purchaser to pay for Change-in-Law Taxes shall be reduced to such extent, and if such Change-in-Law affects Change-in-Law Taxes as to which

Purchaser has already made such payments under this Section 15.1(a), Seller shall reimburse Purchaser an amount equal to such reduction in Taxes.

              (b) Seller shall provide Purchaser with written notice, as soon as reasonably practicable, but in no event less than 10 Days prior to the date on which Change-in-Law Taxes imposed on Seller would become applicable, of such Change-in-Law Taxes. Purchaser shall have the right to Contest, in the name of either or both Parties, as required, the imposition of any Change-in-Law Taxes, and Purchaser shall make any payments to Seller in respect of such Change-in-Law Taxes when required under this Agreement, but subject to refund in the event that Purchaser prevails in such Contest; PROVIDED that Purchaser shall notify Seller in writing of its decision to Contest; and PROVIDED, FURTHER, that Purchaser shall be responsible for any costs and expenses (including the costs and expenses of Seller) relating to such Contest.

              (c) Each Party shall provide the other Party upon written request a certificate of exemption or other reasonably satisfactory evidence of exemption if any exemption from or reduction of any Tax is applicable. Each Party shall exercise Commercially Reasonable Efforts to obtain and to cooperate in obtaining any exemption from or reduction of any Tax. Each Party shall notify the other Party of any proposal to implement a Change-in-Law Tax.


                                   SECTION XVI

                                    INSURANCE

              Section 16.1 INSURANCE REQUIRED. Seller shall, carry and maintain or cause to be carried and maintained no less than the insurance coverages listed in Appendix I, applicable to all operations undertaken by Seller and Seller's personnel in the minimum amounts (limits) indicated in Appendix I. Such minimum limits may be satisfied either by primary insurance or by any combination of primary and excess/umbrella insurance. Except as provided in Appendix I, the required insurance coverages shall be in effect on or prior to the commencement of construction of the Facility and shall be maintained in effect throughout the Term of this Agreement.

              Section 16.2 EVIDENCE AND SCOPE OF INSURANCE.

              (a) Seller shall annually cause each insurer or authorized agent to provide Purchaser with two original copies of insurance certificates reasonably acceptable to Purchaser evidencing the effectiveness of the insurance coverages required to be maintained. A complete copy of each policy shall be provided to Purchaser upon request.

              (b) All such insurance policies shall:

                   (i) name Purchaser as an additional insured (except in the case worker's compensation insurance);

                   (ii) provide that Purchaser shall receive from each insurer 30 Days' prior written notice of non-renewal, cancellation of, or significant modification to, any of such policies (except that such notice period shall be 10 Days in case of non-payment of premiums); and

                   (iii) provide a waiver of any rights of subrogation against Purchaser, its affiliated entities and their officers, directors, agents, subcontractors, and employees.

              The insurance certificates shall indicate that the insurance policies have been endorsed as described above.

              (c) All policies shall be written by one or more nationally reputable insurance companies authorized to do business in Mississippi and be rated B+VII or higher by A.M. Best Company or Lloyds Companies or other insurers reasonably acceptable to Purchaser.

              (d) Purchaser shall receive certificates for items 1, 3, 4, 5 and 6 in Appendix I, prior to the start of construction of the Facility and for item 2 in Appendix I, prior to the Commercial Operation Date.

              (e) All policies shall be written on an occurrence basis unless procured from AEGIS on a claims made basis. Policies shall contain an endorsement that Seller's policy shall be primary as respects construction and operations of the Facility regardless of like coverages, if any, carried by Purchaser.

              Section 16.3 TERM AND MODIFICATION OF INSURANCE.

              (a) In the event that (i) the third party liability insurance required pursuant to item 3 of Appendix I or (ii) the Excess/Umbrella Liability insurance required pursuant to item 6 of Appendix I, is on a "claims made" basis and not on an occurrence basis, such insurance shall provide for a retroactive date and continuing "tail" coverage not later than the Effective Date and such insurance shall be maintained by Seller, with a retroactive date not later than the retroactive date required above, for a minimum of five years after the Term.

              (b) If the designated coverage, or relatively comparable coverage, are unavailable on reasonable commercial terms, Seller shall provide to Purchaser detailed information as to the maximum amount of available coverage that it is able to purchase and shall be required to obtain Purchaser's consent as to the adequacy of said coverage under the circumstances prevailing at the time, which consent Purchaser shall not unreasonably withhold or delay.

              Section 16.4 APPLICATION OF PROCEEDS. For the Term of this Agreement, and subject to the requirements of the Financing Documents and the rights or remedies of the Financing Parties thereunder, Seller shall apply the proceeds of any such casualty insurance policies received for damages to the Facility to the repair of the Facility.


                                  SECTION XVII

                               FORCE MAJEURE EVENT

              Section 17.1 FORCE MAJEURE EVENT DEFINED.

              (a) As used in this Agreement, "FORCE MAJEURE EVENT" shall mean causes or events that are beyond the reasonable control of, and without the fault or negligence of, the Party claiming such Force Majeure Event, including, without limitation, acts of God; unusually severe actions of the elements such as floods, hurricanes, or tornadoes; sabotage; terrorism; war; riots or public disorders; Emergency Conditions; Seller's refusal to accept delivery of Non-Conforming Fuel in accordance with Section 8.5(b); and actions or failures to act of any Governmental Agency (including expropriation, requisition, Change-in-Law) to the extent preventing or delaying performance.

              (b) Force Majeure Event shall not include: (i) causes or events affecting the performance of third-party suppliers of goods or services except to the extent caused by an event that otherwise is a Force Majeure Event as described above, (ii) after the Commercial Operation Date, causes or events resulting from ambient temperatures (i.e., hot or cold weather) affecting Seller's performance hereunder, (iii) any failure of, or delay in performance, or any full or partial curtailment in the electric output of the Facility that is caused by, or arises from any labor dispute or strike by Seller's employees or the employees of any contractor or subcontractor employed at the Facility (except to the extent arising out of a strike or labor action by employees or labor organizational members not employed at the Facility or, prior to the Commercial Operation Date, a national strike, any of which shall be a Force Majeure Event), (iv) the unavailability of equipment which could reasonably have been avoided by compliance with Prudent Industry Practices, (v) changes in market conditions that affect the price of energy or capacity, (vi) the failure timely to apply for or to obtain Governmental Approvals required on the Effective Date for the construction or operation of the Facility, or (vii) any Delivery Excuse.

              Section 17.2 APPLICABILITY OF FORCE MAJEURE EVENT. Neither Party shall be in breach or liable for any delay or failure in its performance under this Agreement to the extent such performance is prevented or delayed due to a Force Majeure Event, PROVIDED that:

              (a) the non-performing Party shall give the other Party written notice within 48 hours of the commencement of the Force Majeure Event, with details to be supplied within 10 Days after the commencement of the Force Majeure Event further describing the particulars of the occurrence of the Force Majeure Event;

              (b) the delay in performance shall be of no greater scope and of no longer duration than is directly caused by the Force Majeure Event;

              (c) the Party whose performance is delayed or prevented shall proceed with Commercially Reasonable Efforts to overcome the events or circumstances preventing or delaying performance and shall provide weekly written progress reports to the other Party during the period that performance is delayed or prevented describing actions taken and to be taken to remedy the consequences of the Force Majeure Event, the schedule for such actions and the expected date by which performance shall no longer be affected by the Force Majeure Event; and

              (d) when the performance of the Party claiming the Force Majeure event is no longer being delayed or prevented, that Party shall give the other Party written notice to that effect.

              Section 17.3 OTHER EFFECTS OF FORCE MAJEURE EVENTS.

              (a) To the extent that Seller's achievement of a Milestone is delayed as a result of a Force Majeure Event (other than a Governmental Approval Force Majeure Event) in accordance with Section 17.2, the related Milestone Date or the Delivery Start Date shall be extended, in each case by the period of such Force Majeure Event. To the extent that, after the Commercial Operation Date of a Dedicated Unit, Seller is prevented or delayed in delivering Actual Contract Capacity or Net Electrical Output from such Dedicated Unit by a Force Majeure Event in accordance with Section 17.2, then the Term as to such Dedicated Unit shall be extended by the period of such Force Majeure Event (which extension shall include, for each Day that a portion of the Reservation Payment is not paid pursuant to Section 17.3(c), a portion of such Day equal to the portion of the Reservation Payment not paid in relation to the total amount of the Reservation Payment).

              (b) If any Force Majeure Event claimed by a Party shall continue for more than twelve Months from the date of notice provided by such Party in
Section 17.2(a), then the other Party may, at any time following the end of such period, terminate this Agreement upon written notice to the affected Party, without further obligation by the terminating Party, except as to payment of any costs and liabilities incurred prior to the effective date of such termination; PROVIDED, such notice of termination must be given during the period that performance continues to be delayed or prevented by the Force Majeure Event.

              (c) To the extent that Seller is unable to deliver all or part of the Actual Contract Capacity of a Dedicated Unit as a result of a Force Majeure Event in accordance with Section 17.2, Purchaser shall not be obligated to pay the Reservation Payment as to that Dedicated Unit to the extent that the Actual Contract Capacity is not available as a result of such Force Majeure Event; PROVIDED that the foregoing shall not affect the obligation of Purchaser to pay Seller the Reservation Payment for Replacement Power or any other payment obligation of Purchaser.

              Section 17.4 DELIVERY EXCUSE

              (a) As used in this Agreement, "DELIVERY EXCUSE" shall mean: (i) any Event of Default of Purchaser under this Agreement; (ii) any delay or failure by Purchaser in giving any approval within the times required under this Agreement; (iii) any delay or failure by Purchaser in performing any obligation under this Agreement; (iv) any delay or failure of Purchaser to deliver Fuel or to accept Actual Contract Capacity or Net Electrical Output as required under this Agreement, or (v) any failure of Purchaser to maintain adequate transmission rights to take delivery of the Net Electric Output of a Dedicated Unit or Replacement Power in accordance with the Agreement; or (vi) any Emergency Condition directly resulting from the act or omission of Purchaser.

              (b) Seller shall not be liable for or deemed in breach of this Agreement to the extent the performance of its obligations under this Agreement is delayed or prevented by a condition of Delivery Excuse; PROVIDED that if Seller determines that its performance is or has been affected by a condition of Delivery Excuse:

                   (i) Seller shall give Purchaser written notice within 48 hours after commencement of such condition, with details to be supplied within 10 Days after commencement of the condition affecting performance further describing the particulars of the occurrence;

                   (ii) any delay in performance shall be of no greater scope and of no longer duration than is directly caused by the Delivery Excuse; and

                   (iii) Seller shall promptly notify Purchaser when the condition of Delivery Excuse is no longer delaying or preventing Seller's performance.

              (c) To the extent that Seller's achievement of a Milestone for a Dedicated Unit is delayed as a result of a Delivery Excuse in accordance with
Section 17.4(b), then the related Milestone Date or the Delivery Start Date shall be extended, in each case by the period of such Delivery Excuse. To the extent that Seller is unable to achieve the Commercial Operation Date by the Delivery Start Date or, after the Commercial Operation Date of a Dedicated Unit, Seller is prevented or delayed in delivering Actual Contract Capacity or Net Electrical Output from such Dedicated Unit as a result of a Delivery Excuse in accordance with Section 17.4(b), then (i) the Term as to such Dedicated Unit shall be extended by the period of such Delivery Excuse and (ii) Seller shall have no obligation to provide Replacement Power to Purchaser with respect to such failure of delivery, and Purchaser shall remain obligated to pay the Reservation Payment pursuant to Section 10.1 during the period of such Delivery Excuse.


                                  SECTION XVIII

                             TERMINATION AND DEFAULT

              Section 18.1 EVENT OF DEFAULT.

              (a) The occurrence of any one of the following shall constitute an Event of Default with respect to Seller:

                   (i) Seller shall fail to make payments for undisputed amounts due under this Agreement to Purchaser within 30 Days after notice from Purchaser that such payment is due;

                   (ii) Seller shall fail to comply with any material provision of this Agreement (other than the obligation to pay money when due), and such failure shall continue uncured for 30 Days after notice thereof by Purchaser, PROVIDED that if such failure is not capable of being cured within such period of 30 Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 90 Days) so long as Seller is exercising reasonable diligence to cure such failure;

                   (iii) Seller shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take any action for the purpose of effecting any of the foregoing;

                   (iv) A proceeding or case shall be commenced, without the application or consent of Seller, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debts, dissolution or winding-up, or the composition or readjustment of its debts; (b) the appointment of a receiver, custodian, liquidator or the like of Seller or of all or any substantial part of its assets; or (c) similar relief in respect of Seller under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debt, and such proceeding shall remain in effect, for a period of 90 Days;

                   (v) Seller shall fail to provide the Completion Security as required by Section 3.3 within 30 Days after notice by Purchaser, or if after providing such Completion Security, Seller shall fail to maintain such Completion Security as required by Section 3.3 within 10 Days after notice by Purchaser to restore such Completion Security;

                   (vi) Seller shall fail to comply with Section 21.2;

                   (vii) Any representation made by Seller under Section XIV shall be false in any material respect;

                   (viii) Seller shall willingly and knowingly provide or sell capacity or energy from the Dedicated Units to a Person other than Purchaser;

                   (ix) Seller shall willingly and knowingly tamper with the metering equipment for the purpose of defrauding Purchaser; or

                   (x) an Event of Abandonment shall occur.

              (b) The occurrence of any one of the following shall constitute an Event of Default with respect to Purchaser:

                   (i) Purchaser shall fail to make payments for undisputed amounts due under this Agreement to Seller within 30 Days after notice from Seller that such payment is due;

                   (ii) Purchaser shall fail to comply with any material provision of this Agreement (other than the obligation to pay money when due), and such failure shall continue uncured for 30 Days after notice thereof by Seller, PROVIDED that if such failure is not capable of being cured within such period of 30 Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 90 Days) so long as Purchaser is exercising reasonable diligence to cure such failure;

                   (iii) Purchaser shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take any action for the purpose of effecting any of the foregoing;

                   (iv) A proceeding or case shall be commenced, without the application or consent of Purchaser, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debt, dissolution or winding up, or composition or readjustment of its debt; (b) the appointment of a receiver, custodian, liquidator or the like of Purchaser or of all or any substantial part of its assets; or (c) similar relief in respect of Purchaser under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts, and such proceeding shall remain in effect, for a period of 90 Days;

                   (v) Purchaser shall fail to comply with Section 21.2; or

                   (vi) Any representation made by Purchaser under Section XIV shall be false in any material respect.

              Section 18.2 REMEDIES FOR DEFAULT. If an Event of Default occurs with respect to a defaulting Party at any time during the Term, the non-defaulting Party may, for so long as the Event of Default is continuing, (i) establish a date (which date shall be between five and 10 Business Days after the Non-Defaulting Party delivers notice) (the "EARLY TERMINATION DATE") on which this Agreement shall be canceled if the Event of Default has not been cured, (ii) withhold any payments due in respect of this Agreement and (iii) pursue any other remedies available at law or in equity.


                                   SECTION XIX

                          INDEMNIFICATION AND LIABILITY

              Section 19.1 INDEMNIFICATION.

              Each Party shall indemnify and hold the other Party and its officers, directors, affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all Claims, to the extent caused by any act or omission of the indemnifying Party or the indemnifying Party's own officers, directors, affiliates, agents, employees, contractors or subcontractors or to the extent such Claims arise out of or are in any manner connected with the performance of this Agreement by such indemnifying Party. In addition, each Party shall each indemnify, defend and hold harmless the other Party from any Claims arising from the Fuel or the Net Electrical Output that occur when risk of loss of the Fuel or Net Electrical Output is vested in the indemnifying Party (it being understood that (a) the risk of loss with respect to such Claims related to Net Electric Output shall transfer from Seller to Purchaser at the Interconnection Points or the Replacement Power Delivery Points (as applicable) and (b) the risk of loss with respect to such Claims related to Fuel shall transfer from Purchaser to Seller at the Fuel Metering Points (as more fully described in Section 8.4)).

              Section 19.2 FINES.

              (a) Any fines, penalties or other costs incurred by either Party or such Party's agents, employees or subcontractors for non-compliance by such Party, its agents, employees or subcontractors with the requirements of any Laws or Governmental Approvals shall not be reimbursed by the other Party but shall be the sole responsibility of such non-complying Party.

              (b) If such fines, penalties or other costs are assessed against Purchaser by any Governmental Agency or court of competent jurisdiction due to the non-compliance by Seller with any Laws or Governmental Approvals, Seller shall indemnify and hold harmless Purchaser against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Seller to comply therewith. Seller shall also reimburse Purchaser for any and all legal or other expenses (including attorneys' fees) reasonably incurred by Purchaser in connection with such losses, liabilities, damages and claims.

              (c) If such fines, penalties or other costs are assessed against Seller by any Governmental Agency or court of competent jurisdiction due to the non-compliance by Purchaser with any Laws or Governmental Approvals, Purchaser shall indemnify and hold harmless Seller against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Purchaser to comply therewith. Purchaser shall also reimburse Seller for any and all legal or other expenses (including attorneys' fees) reasonably incurred by Seller in connection with such losses, liabilities, damages and claims.

              Section 19.3 LIMITATIONS OF LIABILITY, REMEDIES AND DAMAGES.

              (a) Each Party acknowledges and agrees that in no event shall any partner, shareholder, owner, officer, director, employee, or affiliate of either Party be personally liable to the other Party for any payments, obligations, or performance due under this Agreement or any breach or failure of performance of either Party and the sole recourse for payment or performance of the obligations under this Agreement shall be against Seller or Purchaser and each of their respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

              (b) Notwithstanding any provision of this Agreement to the contrary, prior to the Commercial Operation Date of a Dedicated Unit, the liability of Seller to Purchaser with respect to such Dedicated Unit pursuant to this Agreement (other than (i) pursuant to Section 19.1, (ii) to the extent of a willful sale of Net Electrical Output or Actual Contract Capacity of such Dedicated Unit to a third party or (iii) for failure to comply with Section 3.3(f), in which event this limitation of liability shall not apply) shall be limited to the amount of the Completion Security required to be provided under this Agreement for such Dedicated Unit on the earlier of

(1) the termination of this Agreement and (2) the delivery by Seller of a notice stating Seller's intention to terminate the development of the Facility.

              (c) Notwithstanding any provision of this Agreement to the contrary, after the Commercial Operation Date of a Dedicated Unit, Seller shall have no obligation to deliver Replacement Power with respect to such Dedicated Unit to Purchaser, and Seller shall not be liable for any claims, damages or liabilities of any kind resulting from a Forced Outage or other failure to deliver Actual Contract Capacity or Net Electrical Output from such Dedicated Unit to Purchaser or for such Dedicated Unit to operate within the Design Limits (other than (i) as reflected in the calculation of Availability Adjustment Factor, (ii) Seller's obligation to reimburse Purchaser for Replacement Power requested by Seller to be provided pursuant to Sections 3.2, 6.4, Appendix G or pursuant to Section 12.2, (iii) to pay imbalance charges or penalties pursuant to Section 6.2(d), (iv) pursuant to Section 19.1, or (v) to the extent of a willful sale of Net Electrical Output or Actual Contract Capacity of such Dedicated Unit to a third party (PROVIDED that this sub-clause (v) shall not apply during the continuance of a default by Purchaser under this Agreement or following a termination of this Agreement), in which event this limitation of liability shall not apply); PROVIDED that the foregoing shall not limit the liability of Seller upon cancellation of this Agreement upon an Event of Default of Seller, PROVIDED FURTHER that the liability of Seller to Purchaser pursuant to this Agreement shall not exceed:

                   (i) during the Initial Term, $20 million multiplied by the number of Dedicated Units;

                   (ii) from the end of the Initial Term until December 31 of Contract Year 17, $35 million multiplied by the number of Dedicated Units; and

                   (iii) from January 1 of Contract Year 17 until the end of the Extend Term, $50 million multiplied by the number of Dedicated Units.

              (d) THE EXPRESS REMEDY OR MEASURE OF DAMAGES SET FORTH IN SECTIONS 3.2, 3.3, 6.2, 6.4 AND 12.2 SHALL BE THE SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO SUCH SECTIONS (UNLESS THE ACTION OR OMISSION DESCRIBED IN SUCH SECTIONS SHALL CONSTITUTE AN EVENT OF ABANDONMENT, IN WHICH CASE SECTIONS 18.1(a)(x) AND 19.3(c) SHALL BE APPLICABLE). EACH PARTY'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES SUFFERED BY THAT PARTY OR BY ANY CUSTOMER OR ANY PURCHASER OF THAT PARTY, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT

OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT DAMAGES FOR BREACH BY SELLER BASED ON THE DIFFERENCE, IF ANY, BETWEEN PURCHASER'S COST OF OBTAINING REPLACEMENT POWER FROM ANOTHER SOURCE (WHETHER OR NOT SUCH REPLACEMENT POWER IS ACTUALLY PURCHASED BY PURCHASER) AND THE AMOUNT PAYABLE BY PURCHASER UNDER THIS AGREEMENT. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

              (e) The provisions of this Section XIX shall survive the termination of this Agreement.


                                   SECTION XX

                               DISPUTE RESOLUTION

              Section 20.1 SENIOR OFFICERS.

              (a) Each of Seller and Purchaser shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

              (b) If such designated representatives are unable to resolve a dispute under this Agreement, such dispute shall be referred by each Party's representatives, respectively, to a senior officer designated by Seller and a senior officer designated by Purchaser for resolution upon five Days' written notice from either Party.

              (c) The Parties hereto agree (i) to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner; and
(ii) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

              Section 20.2 LITIGATION. In the event that any dispute between the Parties is unable to be resolved pursuant to Section 20.1 within 30 Days of the written notice described in Section 20.1(b), then either Party may commence a proceeding with respect to such dispute in accordance with Section 21.4.


                                   SECTION XXI

                                  MISCELLANEOUS

              Section 21.1 PRUDENT INDUSTRY PRACTICES. All actions required or taken by either Party under this Agreement shall be consistent with Prudent Industry Practices.

              Section 21.2 ASSIGNMENT.

              (a) Subject to Section 21.2(b) and Section 21.2(c), neither this Agreement, nor any of the rights or obligations hereunder, may be assigned, transferred or delegated by either Party without the express prior written consent of the other Party.

              (b) Purchaser agrees that (i) Seller may assign, mortgage, hypothecate, pledge or otherwise encumber all or any portion of Seller's interest in and to this Agreement in favor of any Financing Party and its successors and assigns and (ii) any such Financing Party may assign such interest in and to this Agreement to any subsequent assignee in connection with the sale, transfer or exchange of its rights under this Agreement or for the purpose of operating the Facility pursuant to such assignment upon and after the exercise of its rights and enforcement of its remedies against the Facility under any deed of trust or other security instrument creating a Lien in its favor. Each of the Parties agrees to execute such documents as reasonably may be requested by any such Financing Party or subsequent assignee to evidence and acknowledge its consent and the effectiveness of any such assignment or Lien to the extent such documents do not reduce its rights or increase its obligations hereunder.

              (c) Purchaser may assign this Agreement to Dominion Resources or any wholly-owned subsidiary of Dominion Resources (the "PURCHASER ASSIGNEE"), if
(i) Purchaser Assignee shall have at the time of assignment, a long term debt credit rating which is at or above the lower of: (1) A- by S&P, (2) Baa1 from Moody's and (3) the long term debt credit rating of Purchaser at the time of assignment; PROVIDED that Purchaser may, subject to the approval of Seller and the Financing Parties (not to be unreasonably withheld), assign this Agreement to a Purchaser Assignee having a long term debt credit rating that is lower than the credit rating set forth in this Section 21.2(c) if such Purchaser Assignee provides credit enhancement satisfactory to Seller and the Financing Entities (PROVIDED that Seller and Purchaser shall exercise good faith efforts to minimize the required amount of such credit enhancement) and (ii) the assignee shall assume all of the obligations of Purchaser under this Agreement and any Related Agreement to which Purchaser is a party pursuant to an assignment and assumption agreement reasonably satisfactory to Seller.

              (d) Nothing in this Agreement shall restrict the transferability of shares, partnership interests, member interests or other interests in Purchaser or Seller, or the issuance by Purchaser or Seller of additional interests in such Party.

              Section 21.3 NOTICES. Except as otherwise specified in this Agreement, any notice, demand for information or documents required or authorized by this Agreement to be given to a Party shall be given in writing and shall be sufficiently given if delivered by overnight mail, overnight courier or hand delivered against written receipt, or if transmitted and received by facsimile transmission addressed as set forth below, or if sent to such Party by overnight mail, overnight courier or hand delivery to such other address as such Party may designate for itself by notice given in accordance with this Section 21.3. Any such notice shall be effective only upon actual delivery or receipt thereof. All notices given by telex or facsimile shall be confirmed in writing, delivered or sent as aforesaid, but the failure to so confirm shall not vitiate the original notice. The address for the delivery of notices and bills to each Party and the respective telephone and facsimile numbers are as follows:

              (a) For Seller:

                  LSP Energy Limited Partnership
                  655 Craig Road, Suite 336
                  St. Louis, MO 63141
                  Attention:  Clarence Heller
                  Telephone:  (314) 993-2700
                  Facsimile:  (314) 993-2790

                  and

                  LSP Energy Limited Partnership
                  2 Tower Center, 10th Floor
                  East Brunswick, NJ 08816
                  Attention:  General Counsel
                  Telephone:  (732) 249-6750
                  Facsimile:  (732) 249-7290

              (b) For Purchaser:

                  Virginia Electric and Power Company
                  5000 Dominion Boulevard
                  Glen Allen, VA 23060
                  Attention:  Richard Thatcher
                  Telephone:  (804) 273-4410
                  Facsimile:  (804) 273-4501

              Section 21.4 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

              (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, exclusive of conflicts of laws provisions.

              (b) THE PARTIES HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

              (c) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

              Section 21.5 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the Parties and supersedes any and all previous understandings or agreements between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

              Section 21.6 WAIVER. Any term or condition of this Agreement may be waived at any time by the Party hereto that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

              Section 21.7 MODIFICATION OR AMENDMENT. No modification, amendment or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both Parties.

              Section 21.8 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law or by any Governmental Agency, (a) such term or provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

              Section 21.9 [NOT USED]

              Section 21.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall constitute one agreement binding on both Parties hereto and shall have the same force and effect as an original instrument, notwithstanding that both Parties may not be signatories to the same original or the same counterpart.

              Section 21.11 CONFIDENTIAL INFORMATION. Any information provided by either Party to the other Party pursuant to this Agreement and labeled "CONFIDENTIAL" shall be utilized by the receiving Party solely in connection with the purposes of this Agreement and shall not be disclosed by the receiving Party to any third party, except with the providing Party's consent, and upon request of the providing Party shall be returned thereto. Notwithstanding the above, the Parties acknowledge and agree that such information may be disclosed to actual and prospective Financing Parties, suppliers and potential suppliers of major equipment to the Facility and other third parties as may be necessary for Purchaser and Seller to perform their obligations under this Agreement and the Financing Documents. To the extent that such disclosures are necessary, the Parties also agree that they shall endeavor in disclosing such information to seek to preserve the confidentiality of such disclosures. This provision shall not prevent either Party from providing any confidential information received from the other Party to any court in accordance with a proper discovery request or in response to the reasonable request of any Governmental Agency charged with regulating the disclosing Party's affairs, PROVIDED that, if feasible, the disclosing Party shall give prior notice to the other Party of such disclosure and, if so requested by such other Party, shall have used all reasonable efforts to oppose or resist the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality.

              Section 21.12 INDEPENDENT CONTRACTORS. The Parties are independent contractors. Nothing contained herein shall be deemed to create an association, joint venture, partnership or principal/agent relationship between the Parties hereto or to impose any partnership obligation or liability on either Party. Neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other Party in any way.

              Section 21.13 THIRD PARTIES. This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty or liability to, or standard of care with reference to, any other Person.

              Section 21.14 HEADINGS. The headings contained in this Agreement are solely for the convenience of the Parties and should not be used or relied upon in any manner in the construction or interpretation of this Agreement.

              Section 21.15 INITIAL DESIGN. Seller shall require the initial design of each Dedicated Unit to have an expected Summer Condition Standard Capacity of no less than 230 MW.

              IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the first date above written.

                                  LSP ENERGY LIMITED PARTNERSHIP

                                  By: /s/ Clarence J. Heller
                                     -------------------------------
                                     Name: Clarence J. Heller
                                     Title: Executive Vice President

                                  VIRGINIA ELECTRIC AND POWER COMPANY

                                  By: /s/ Robert E. Rigsby
                                     -------------------------------
                                     Name: Robert E. Rigsby
                                     Title: Executive Vice President

                                                                      APPENDIX A

                            OPTION TO BUY TERM SHEET

1.       PARTIES:

- LSP Energy Limited Partnership or its successor in interest in accordance with Section 21.2 of the Agreement ("SELLER"); and

- Virginia Electric and Power Company or its successor in interest in accordance with Section 21.2 of the Agreement ("PURCHASER").

2.       STRUCTURE:

         The transaction shall be structured as an acquisition of assets, not of shares. Purchaser shall acquire: (a) each Dedicated Unit which has not been terminated in accordance with Section XVIII of the Agreement and (b) an undivided interest in the Common Facilities, the complete list of which shall be agreed upon between the Parties at such time as Purchaser provides Seller with its notice to exercise the Option to Buy (collectively, the "ASSETS").

         Seller shall also transfer or execute such documents as are necessary to transfer to Purchaser: (a) an undivided interest in (i) the portion of the Facility Site on which the Dedicated Units are located and (ii) all other assets and property (whether real or otherwise) of Seller necessary to own, control and operate the Dedicated Units; (b) to the extent permitted by Law and subject to any required consents, all Governmental Approvals necessary to own, control and operate the Dedicated Units (provided Seller shall exercise Commercially Reasonable Efforts to obtain such consents, if any); and (c) to the extent permitted thereunder and by Law and subject to any required consents, all agreements to which Seller is a party relating to the Assets and necessary to own, control and operate the Dedicated Units (provided Seller shall exercise Commercially Reasonable Efforts to obtain such consents, if any). To the extent that Purchaser's Option to Buy is not exercised with respect to all of the Units, then Purchaser shall enter into a joint operating agreement relating to the Common Facilities and other relevant assets relating to the Facility with Persons who own, control and operate Units other than the Dedicated Units.

                                                               Appendix A to PPA

         Notwithstanding any provision in this Term Sheet to the contrary, if Purchaser exercises its Option To Buy in respect of all of the Units, then the Assets shall include (a) all such Units, (b) the Facility Site, (c) all Governmental Approvals (to the extent permitted by Law and subject to any required consents) and agreements to which Seller is a party in relation to the Assets (to the extent permitted thereunder and by Law and subject to any required consents); and (d) all other assets and property (whether real or otherwise) of Seller necessary to own, control and operate the Facility. Seller shall use Commercially Reasonable Efforts to effectuate such transfer and obtain such consents (if any) and such transfer shall subject to Prudent Industry Practices.

3.       EXERCISE OF OPTION:

         Purchaser shall have the right to exercise its Option to Buy only if Purchaser exercised the option to extend the Initial Term pursuant to Section
2.2 thereof. No sooner than 30 Months prior to the end of the Extended Term, Purchaser shall have the right to exercise due diligence on the Facility in accordance with Paragraph 5 below. If, based on the results of such due diligence, Purchaser wishes to exercise its Option to Buy, then, no sooner than 27 Months, and no later than 24 Months, prior to the expiration of the Extended Term, Purchaser shall notify Seller of its decision to exercise the Option to Buy ("NOTICE OF EXERCISE OF OPTION"). The Notice of Exercise of Option shall be irrevocable. The date of transfer of the Assets (the "TRANSFER DATE") shall be the last day of the Extended Term or such other date as the Parties shall agree.

4.       DUE DILIGENCE:

         During the period of due diligence set forth in Paragraph 4 above, Seller shall provide Purchaser, its agents, employees and representatives with such information and access to the Facility as set forth in Section 5.3 of the Agreement. Purchaser shall conduct its due diligence utilizing Prudent Industry Practices.

5.       ALLOCATION OF LIABILITIES:

         The Assets shall be transferred from Seller to Buyer on an "AS IS, WHERE IS" basis with all express or implied warranties disclaimed. Seller shall be responsible for any liabilities existing as of the Transfer Date that relate to or arise out of Seller's ownership or operation of the Assets up to the Transfer Date. Purchaser shall be responsible for any liabilities that relate to or arise out of the ownership or operation of the Assets after the Transfer Date. Any liability attributable both to a period before and a period after the Transfer Date shall be prorated between Purchaser and Seller.

                                                               Appendix A to PPA

6.       PURCHASE PRICE:

         (a) The purchase price of the Assets shall be an amount equal to $150 per KW based on the average Contract Capacity of all the Dedicated Units over the 24-Month period immediately preceding the Transfer Date (the "ASSET PURCHASE PRICE").

         (b) The Asset Purchase Price shall be payable in three equal installments on each of the following dates: (i) the Transfer Date; (ii) the first anniversary of the Transfer Date; and (iii) the second anniversary of the Transfer Date. Beginning on the Transfer Date, Purchaser shall provide Seller with Credit Support in the amount of any unpaid balance of the Asset Purchase Price.

         (c) If the Asset Purchase Price is not yet determined on the Transfer Date, then pending such final determination, the Parties shall make a good faith estimate of the amount of the Asset Purchase Price on the basis of available information. Purchaser shall then pay the first installment of the Asset Purchase Price on the basis of such estimate and the amount of the second and third installments shall be adjusted to reflect the adjusted amount. If, upon final determination of the Asset Purchase Price, it is determined that the Credit Support provided by Purchase in accordance with sub-paragraph (b) above was not sufficient to cover the unpaid balance of such adjusted Asset Purchase Price, then Purchaser shall provide additional Credit Support to reflect such higher amount. If the amount of Credit Support posted was higher than required, then the amount of such Credit Support shall be adjusted to reflect the unpaid balance of the Asset Purchase Price.

7.       CONTRACT:

         If Seller receives a timely Notice of Exercise of Option, Seller and Purchaser shall execute one or more agreements (the "TRANSFER DOCUMENTS") which:

         (a) shall effectuate the transfer of rights contemplated by Paragraph 3 above to Purchaser as of the Transfer Date;

         (b) shall require Seller to use Commercially Reasonable Efforts to subrogate or assign, or otherwise shall make available to Purchaser, all unexpired warranties with respect to the Assets and to obtain all required consents necessary to subrogate or assign such unexpired warranties; PROVIDED that any such subrogation or assignment relating to the Common Facilities shall be made on a non-exclusive basis;

                                                               Appendix A to PPA

         (c) shall contain the following representations:

             - the Assets and the Site are transferred with good title, free and clear of liabilities, liens, claims, etc.; and

             - all corporate authorizations necessary for each party to complete the transfer have occurred.

         (d) shall contain standard indemnities by both Parties for transactions of this type.

         (e) the effectiveness of which shall be conditioned upon the execution of a joint operating agreement (to the extent required in accordance with the provisions of Paragraph 3 above).

8.       CONDITIONS TO TRANSFER:

         The transfer of the Assets and the interest in the Facility Site (as set forth in Paragraph 3. above) shall be subject to there being no legal prohibitions or challenges to such transfer on the Transfer Date.

9.       COSTS AND EXPENSES:

         Each Party shall be responsible for its own costs and expenses (including legal fees and Taxes or duties) in connection with the transfer contemplated by this Term Sheet; PROVIDED that Purchaser shall, at its own cost, obtain or effect all Governmental Approvals and take such other actions as may be necessary for the transfer contemplated hereby.

                                                               Appendix A to PPA

                                                                      APPENDIX B

                           CAPACITY TESTING PROCEDURES

         This Appendix defines the method for determining Contract Capacity, Summer Condition Standard Capacity, Summer Condition Supplemental Capacity, Actual Contract Capacity, Standard Capacity and Supplemental Capacity tendered to Purchaser pursuant to the terms of this Agreement.

         A test shall be conducted prior to the Commercial Operation Date to determine the Contract Capacity. The test shall be conducted in accordance with a test procedure to be developed by the Facility contractor, provided however that such procedure shall incorporate all of the requirements contained in this Appendix. This test procedure will be used as the basis for conducting all subsequent tests to determine the Contract Capacity.

         The Facility contractor shall also develop a formula for adjusting the tested values to ambient conditions of 95 degrees Fahrenheit and 60 percent relative humidity for the purposes of determining the Contract Capacity, Summer Condition Standard Capacity and Summer Condition Supplemental Capacity and such formula shall be consistent with formula provided by such contractor to customers other than Seller for similar equipment. This same formula shall also be used to compute the Standard Capacity, Supplemental Capacity and Actual Contract Capacity for the various ambient conditions (in increments of 1 degree Fahrenheit and 1 percent relative humidity) rounded to the nearest whole megawatt, using the most recent tested values for Summer Condition Standard Capacity and Summer Condition Supplemental Capacity; PROVIDED that after the Commercial Operation Date Seller shall be allowed to make refinements to the formula to improve its accuracy based upon reasonable satisfactory evidence to Purchaser that the model does not accurately predict actual plant performance at various ambient conditions. Once the formula described in this paragraph is developed by the Facility contractor, such formula shall automatically become an Appendix of this Agreement.

TESTING PROCEDURE REQUIREMENTS

         All tests for a Dedicated Unit shall be conducted based upon the following:

- The Contract Capacity test shall be a seven hour test made up of the following three parts:

                                                               Appendix B to PPA

              (1) The first three hours shall be a test to determine the Summer Condition Standard Capacity ("STANDARD CAPACITY TEST").

              (2) There shall be a one hour period commencing upon the end of the three hour Standard Capacity Test in (1) above during which time the duct burners and steam injection may be placed in service.

              (3) The three hour period following the one hour period in (2) above shall be used to determine the Summer Condition Supplemental Capacity ("SUPPLEMENTAL CAPACITY TEST").

         The difference between the results of the Supplemental Capacity Test and the Standard Capacity Test (both tests corrected to 95 Degrees Fahrenheit and 60 percent relative humidity) shall be the Summer Condition Supplemental Capacity (for that Dedicated Unit). In no event shall the Summer Condition Supplemental Capacity be greater than 20% of the Summer Condition Standard Capacity.

- Test data shall be collected with plant instrumentation. Determination of Net Electrical Output shall be with the metering devices located at the Electrical Metering Points indicated in Section 9.1(a).

- There shall be one hour between the Standard Capacity Test and the Supplemental Capacity Test during which time the duct burners and steam injection may be placed in service. During the Supplemental Capacity Test the duct burners shall be operated at no higher fuel flow then they would be operated at during normal operation and the steam injection flow rate shall be no higher then would be used during normal operation.

- During all tests all appropriate auxiliary equipment associated with the Dedicated Unit shall be in service similar to how it would be operated under normal non-test conditions. The auxiliary equipment should include but not be limited to normal station service electrical usage equipment, evaporative coolers, etc.

- During all tests the same control algorithm used during normal Dispatch conditions shall be used. This shall include normal inlet guide vane angle, compressor discharge pressure, exhaust gas temperature and coefficient for exhaust gas temperature.

                                                               Appendix B to PPA

- During the Standard Capacity Test, duct firing shall not be in service and the combustion turbine shall be operated at its base load rating without steam injection.

- During the Supplemental Capacity Test, duct firing and steam injection should be in service and the combustion turbine shall be operated at its base load rating.

- The compressor inlet temperature, compressor discharge pressure, exhaust gas temperature, duct burner fuel flow and steam injection flow shall be recorded for each of the test hours. This information shall be either integrated average over each hour or recorded by the distributed control system at least every 5 minutes and averaged for each hour. The compressor inlet temperature shall be measured in the inlet ductwork before the evaporative coolers. This information shall be provided to Purchaser.

- The Net Electrical Output shall be recorded for each hour. This information shall be provided to Purchaser.

- The Net Electrical Output for each test hour shall be corrected from the corresponding average hour compressor inlet temperature to 95 Degrees Fahrenheit and 60 percent relative humidity using the correction formula described above. The average of the three-test hour's corrected Net Electrical Output for the Summer Condition Standard Capacity shall be the new Summer Condition Standard Capacity. The average of the three-test hour's corrected Net Electrical Output for the Supplemental Capacity Test shall be that test's results.

- The new Summer Condition Supplemental Capacity shall be the Supplemental Capacity Test result minus the Standard Capacity Test results. The new Summer Condition Standard Capacity and Summer Condition Supplemental Capacity shall be effective on the next Day.

- All measurement and recording devices associated with the Net Electrical Output, compressor inlet temperature, compressor discharge pressure, exhaust gas temperature, duct burner fuel flow and steam injection flow shall be checked and calibrated at least annually and whenever there is a reasonable belief that they are out of calibration. Copies of the test and calibration data shall be provided to Purchaser.

-        Coordination of the testing shall be finalized in the Operating
         Procedure.

                                                               Appendix B to PPA

                                   APPENDIX C

                               METERING EQUIPMENT

1.       ELECTRICITY METERING.

         (a) LOCATION OF METERS. The Net Electrical Output for each Unit shall be measured by Seller's electricity metering devices located at the Electricity Metering Points ("UNIT METERS - ELECTRICITY"). The general location of the Electricity Metering Points is shown on Figure AC-1. The Unit Meters - Electricity will be owned and operated in accordance with the Agreement.

         Metering devices will also be located on Entergy's and TVA's side of the Interconnection Points in the approximate location shown on Figure AC-1 to measure energy delivered by Seller at the Interconnection Points ("UTILITY METERS"). The Utility Meters will be owned and operated by Entergy and TVA.

         (b) DESCRIPTION OF METERS. All electricity metering devices shall be designed, installed and maintained in accordance with Prudent Industry Practices and shall consist of meters, metering accuracy current and voltage transformers and associated equipment required to determine the amounts and time of delivery of energy by Seller to Purchaser.

         (c) METER OUTPUTS/DATA RECORDING/TELEMETERING. The Unit Meters Electricity will be capable of measuring MWs, MVARs and MWhs of each Dedicated Unit in accordance with appropriate NERC criteria and Prudent Industry Practices. The output of the meters will be recorded in electronic format and stored on-site. The necessary telemetering equipment and associated facilities will be installed on-site to facilitate transmittal of the instantaneous MW and MVAR information to Purchaser and the Control Center.

         (d) RECONCILIATION OF METERS. The sum of the Net Electrical Output measured by the Unit Meters - Electricity shall equal the sum of the net measured values from the Utility Meters within the range of applicable meter accuracy tolerances. In the event this is not the case, any such discrepancies shall be treated in accordance with Section 9.4 of the Agreement and other applicable terms of the Agreement. Seller shall facilitate determination of which metering devices caused such inaccuracy and shall allocate any such inaccuracy appropriately among the Units.

                                                               Appendix C to PPA

2.       FUEL METERING.

         (a) LOCATION OF METERS. Purchaser shall deliver Fuel to the Fuel Metering Points in accordance with the terms of the Agreement. The fuel metering devices shall be located at the Fuel Metering Points as shown on Figure AC-2.

         Fuel metering devices shall also be located at each Unit at the approximate location shown on Figure AC-2 to measure the Fuel used by each Unit to produce the Net Electrical Output ("UNIT METERS - FUEL"). All fuel metering devices shall be owned and operated in accordance with the terms of the Agreement.

         (b) DESCRIPTION OF METERS. All fuel metering devices shall be designed, installed and maintained in accordance with Prudent Industry Practices and shall consist of meters and associated equipment required to determine the amounts and time of delivery of Fuel by Purchaser to Seller.

         (c) METER OUTPUTS/DATA RECORDING/TELEMETERING. The fuel metering devices shall measure Fuel in volumetric units and converted to MMBtu in accordance with Prudent Industry Practices and the tariffs of the Interstate Pipelines. The output of the meters will be recorded in electronic format and stored on-site. The necessary telemetering equipment and associated facilities will be installed to facilitate transmittal of the real time Fuel flow information from the Unit Meters - Fuel to Purchaser.

         (d) RECONCILIATION OF METERS. The sum of the Fuel measured by the Unit Meters - Fuel shall equal the sum of the measured values from the meters located at the Fuel Metering Points minus any Fuel not used at the Facility within the range of applicable meter accuracy tolerances. In the event this is not the case, any such discrepancies shall be treated in accordance with Section 9.4 of the Agreement and other applicable terms of the Agreement. Seller shall facilitate determination of which metering devices caused such inaccuracy and shall allocate any such inaccuracy appropriately among the Units.

                                                               Appendix C to PPA

                                                                      APPENDIX D

                                  DESIGN LIMITS

The design limits ("DESIGN LIMITS") for each Dedicated Unit shall be the following:

         (a) The maximum Dispatch level for each Dedicated Unit shall be the Actual Contract Capacity;

         (b) The minimum Dispatch level for each Dedicated Unit shall be equal to seventy percent (70%) of the Standard Capacity;

         (c) For the Standard Capacity, the capability to ramp up from 70% of the Standard Capacity to 100% of the Standard Capacity shall be at the rate of no less than five MW per minute and to ramp down from 100% of the Standard Capacity to 70% of the Standard Capacity shall be at the rate of no less than five MW per minute. For Supplemental Capacity the maximum time allowed to ramp up from 100% of the Standard Capacity to 100% of the Actual Contract Capacity shall be thirty minutes and to ramp down from 100% of the Actual Contract Capacity to 100% of the Standard Capacity shall be thirty minutes;

         (d) There shall be one Start-Up per Day per Dedicated Unit, except that Purchaser shall have the right to request two Start-Ups per Day per Dedicated Unit for no more than forty five (45) Days per calendar year; PROVIDED that in no event shall a Start-Up of a Dedicated Unit be required to occur less than four hours from the completion of shut down for such Dedicated Unit. Such four hour period shall be measured from breaker opened to breaker closed; and PROVIDED, FURTHER, that if Purchaser schedules two Start-Ups for a Day but later cancels one such Start-Up, such Day shall nonetheless count against the forty five (45)-Day limit of this paragraph unless the run time pursuant to such Start-Up lasts for at least eight hours from breaker closed to breaker open, in which case such Start-Up shall not count against the above forty-five day limit;

         (e) There shall be a minimum run time of eight hours (from breaker closed to breaker open) per Dedicated Unit, except that the minimum run time shall be six hours (breaker closed to breaker open)for any Dedicated Unit on Days on which Purchaser requests two Start-Ups of such Dedicated Unit (whether the second Start-Up in fact occurs); and

                                                               Appendix D to PPA

         (f) The maximum time from Purchaser's Dispatch notice of Start-Up to 70% of Standard Capacity shall be as follows:

                   (i) if a Dedicated Unit has been out of operation for less than 48 hours from breaker open, it shall achieve 70% of the Standard Capacity within 130 minutes following Purchaser's notice to Start-Up; and

                   (ii) if a Dedicated Unit has been out of operation for more than 48 hours from breaker open, it shall achieve 70% of the Standard Capacity within 210 minutes following Purchaser's notice to Start-Up.

                                                               Appendix D to PPA

                                                                      APPENDIX E

                                   [NOT USED]

                                                               Appendix E to PPA

                                                                      APPENDIX F

                           ELECTRICITY SPECIFICATIONS

The specifications for the Net Electrical Output shall be defined as applicable ranges for acceptable voltage, frequency and power factor contained in the Entergy Interconnection Agreement and the TVA Interconnection Agreement.

                                                               Appendix F to PPA

                                                                      APPENDIX G

                                REPLACEMENT POWER

1.       DEFINITION OF REPLACEMENT POWER.

         Replacement Power will consist of either or both Replacement Capacity and Replacement Energy and will be provided by Seller or Purchaser under various conditions set forth more particularly in the Agreement when the total output available for Dispatch is below that of the Committed Capacity before Commercial Operations is achieved for a Dedicated Unit or below that of the Actual Contract Capacity after Commercial Operations is achieved for a Dedicated Unit.

         All Replacement Power will have characteristics substantially similar to those listed in the Design Limits in Appendix D. All Replacement Power must be 60 cycle, alternating current, and deliverable to the Replacement Power Delivery Point , without constraints and within the delivery parameters required by the applicable Replacement Power Delivery Point. Replacement Power must be made available at the Committed Capacity level prior to the Commercial Operations Date and in the amount of unavailable capacity up to the Actual Contract Capacity level during the Post-Commercial Operations Date period. Replacement Power shall be delivered in a manner substantially similar to the Design Limits with respect to notice to start, ramp rates, minimum run time, and notice to shut down. Should the Replacement Power provided by Seller be curtailed for any reason (other than a Delivery Excuse or a Force Majeure), Purchaser will have the right to replace the curtailed portion of the Replacement Power, using Commercially Reasonable Efforts, with Seller being responsible for all additional costs (if any) incurred by Purchaser as a result of such curtailment of Replacement Power. Purchaser will have the right to review and approve all Replacement Power Arrangements, such approval not to be unreasonably withheld. Purchaser shall have the right to accept or reject any Replacement Power that does not materially conform to the Design Limits and the applicable delivery parameters. Seller will provide Purchaser with copies of all contracts related to the purchase of Replacement Power and such contracts shall be assignable to Purchaser, upon Purchaser's request, without restriction.

         In each period that Replacement Power is provided, Purchaser and Seller shall cooperate to designate one or more Replacement Power Delivery Points with the objectives of minimizing the net incremental costs of purchasing and delivering Replacement Power, while avoiding any unreasonable administrative burden on Purchaser associated with the delivery of Replacement Power.

                                                               Appendix G to PPA

2.       PRE-COMMERCIAL OPERATIONS DATE.

         Seller shall provide Replacement Power during the period prior to achieving Commercial Operations for the Dedicated Units only if (1) the Commercial Operations Date occurs after the Delivery Start Date as the result of an event or events that do not constitute a Force Majeure Event (other than a Government Approval Force Majeure Event) or Delivery Excuse under the Agreement and (2) Purchaser's Replacement Power Notice (as defined below) to Seller directs Seller to provide Replacement Power. With respect to a Dedicated Unit, within five Business Days of Seller's failure to achieve a Milestone on or before its associated Milestone Date, Seller shall notify Purchaser of such event and the expected duration of the resulting delay ("NOTICE OF DELAY"). Seller shall thereafter provide periodic updates to Purchaser of the expected duration of delay until the Commercial Operations Date has been achieved. If Seller has provided Purchaser with a Notice of Delay (and the most recent periodic update indicates a delay in achieving the Commercial Operation Date), Purchaser shall no sooner than 5 Months prior to the Delivery Start Date and no later than 3 Months prior to the Delivery Start Date provide Seller with a notice detailing the extent to which Seller shall be required to provide Replacement Power during the expected delay ("REPLACEMENT POWER NOTICE"); provided however that in the event of an Extraordinary Rising Market (as defined below), Purchaser shall be allowed to provide the Replacement Power Notice as soon as 9 Months prior to the Delivery Start Date. If Purchaser relieves Seller of its obligation to provide Replacement Power, neither Seller nor Purchaser shall have any obligations to make any payments under this Agreement for the duration of the delay. Within 10 Business Days of receipt of Purchaser's Replacement Power Notice, Seller shall cause all Replacement Power arrangements to be in place or direct Purchaser to obtain the Replacement Power specified in Purchaser's Replacement Power Notice. Additionally, Seller shall provide additional Completion Security in accordance with Section 3.3 of the Agreement in an amount equal to the estimated Incremental Replacement Power Costs, if such costs are a positive value, (i) in the case where Seller makes Replacement Power arrangements, within 20 Business Days after receipt of Purchaser's Replacement Power Notice, or (ii) in the case where Seller directs Purchaser to obtain Replacement Power arrangements, within 10 Business Days after Seller provides such direction to Purchaser. If Seller directs Purchaser to provide the Replacement Power, Purchaser shall use Commercially Reasonable Efforts in obtaining the Replacement Power and minimizing the Incremental Replacement Power Costs , with due recognition of the timing of when Replacement Power Arrangements are made relevant to the timing of when Replacement Power may be used. An Extraordinary Rising Market shall mean a situation in which the market price of power during the expected delay period is experiencing an unusually high increasing trend based upon the most reliable information available (such as futures prices).

                                                               Appendix G to PPA

         For a Dedicated Unit, for the period between the Delivery Start Date and the Commercial Operation Date, Incremental Replacement Power Costs shall be computed as the difference between the Replacement Power Cost for Replacement Power provided pursuant to Purchaser's Replacement Power Notice and the Contract Power Cost, accounting for differences in transmission costs for delivery of power to the Replacement Power Delivery Point instead of the Interconnection Point and differences in costs associated with the characteristics of the Replacement Power (for example scheduling notice time) compared with the Design Limits. Contract Power Cost shall be computed utilizing the Committed Capacity, the rates contained in Sections 10.2, 10.3 and 10.4, the Guaranteed Heat Rate, the estimated fuel for start up and shut down, the Gas Index and the Expected Economic Dispatch Schedule.

         For a Dedicated Unit, if Replacement Power is being provided pursuant to Purchaser's Replacement Power Notice, then Seller shall be responsible for paying the total Incremental Replacement Power Cost over the entire period between the Delivery Start Date and the expected Commercial Operation Date, if such Incremental Replacement Power Cost is a positive value, subject to a maximum amount of $20/KW of the Committed Capacity of such Dedicated Unit. If Seller is providing Replacement Power, then on a Monthly basis Seller may direct Purchaser to release an amount of Completion Security equal to the amount of Incremental Replacement Power Cost (if a positive value) for such Month. If Purchaser is providing Replacement Power, then on a Monthly basis Seller may direct Purchaser to draw an amount of Completion Security equal to the amount of Incremental Replacement Power Cost (if a positive value) for such Month. Any Month for which the Incremental Replacement Power Cost is a negative value, such value shall be carried forward to apply as a credit for subsequent Months Incremental Replacement Power Costs and ultimately shall be considered in the computation of the total Incremental Replacement Power Cost for the entire period between the Delivery Start Date and the Commercial Operation Date. Seller shall have no obligation to restore any amount of Completion Security released or drawn prior to the Commercial Operation Date, at which time Seller shall restore the amount of Completion Security to an amount equal to $10/KW of the Committed Capacity of such Dedicated Unit. Upon achieving the Commercial Operation Date, actual Incremental Replacement Power Cost shall be computed over the period between the Delivery Start Date and the Commercial Operation Date and any amount of over or under payment shall be reconciled between Purchaser and Seller, subject to the $20/KW of the Committed Capacity for such Dedicated Unit limitation of Seller's responsibility for Incremental Replacement Power Costs.

                                                               Appendix G to PPA

3.       PERMITTING FAILURE.

         In the event that Seller experiences a delay in achieving the Commercial Operations Date on or before the Delivery Start Date because of Seller's inability to obtain a Government Approval necessary for the operation of the Facility or Seller's performance under the Agreement (including but not limited to a Government Approval Force Majeure Event) (a "PERMITTING FAILURE"), Seller will be required to provide Replacement Power under the same provisions as above, except that Seller's maximum responsibility for Incremental Replacement Power Costs shall be capped at $10/KW of the Committed Capacity.

4.       POST-COMMERCIAL OPERATIONS DATE.

         After the Commercial Operations Date for a Dedicated Unit, Seller may elect to utilize Replacement Power during (1) Forced Outages that result in a reduction of 50 MW or more of the Actual Contract Capacity of any or all of the Dedicated Units (a "REPLACEMENT POWER OUTAGE") and (2) Long-Term Minor De-rates (as defined below). Each Replacement Power Outage shall be divided into two distinct periods: (1) the period beginning at the time of the occurrence of the outage through midnight of the second Day after the start of the outage (the "INITIAL OUTAGE PERIOD") and (2) the period from the end of the Initial Outage Period until the Dedicated Units recover from the outage (the "EXTENDED OUTAGE PERIOD").

         (a)      INITIAL OUTAGE PERIOD

                  Within four hours of the time of the occurrence of a Replacement Power Outage, Seller must provide Purchaser with notice of whether it elects to require Purchaser to provide Replacement Power for the Initial Outage Period. If such notice is not provided or Seller elects not to require Purchaser to provide Replacement Power for the Initial Outage Period, then Forced Outage Hours will accrue for the Initial Outage Period. If Seller elects to require that Purchaser provide the Replacement Power, Purchaser will secure this power, using Commercially Reasonable Efforts, and Seller will pay Purchaser the positive difference (if any) between the Replacement Power Costs and the Contract Energy Costs. Contract Energy Costs shall be computed by utilizing the rates contained in Sections 10.3 and 10.4, the Guaranteed Heat Rate, the estimated fuel for start up and shut down, the Gas Index and the Expected Economic Dispatch Schedule.

                                                               Appendix G to PPA

         (b)      EXTENDED OUTAGE PERIOD

                  By 10:00 am Eastern Prevailing Time of the second Day after the Day in which the outage began, Seller shall provide Purchaser with a notice which shall include (1) a statement as to whether Seller elects to accumulate Forced Outage Hours, provide Replacement Power, or to require Purchaser to provide Replacement Power for the entire Extended Outage Period, (2) a good faith estimate of the cause of the outage, the expected restoration date, and an indication of Seller's confidence level of meeting the restoration date. In the event that the Forced Outage subsequently is expected by Seller to continue for a period longer than previously estimated, Seller shall promptly provide a notice to Purchaser of the revised expected restoration date. If Seller elects to provide Replacement Power, it must be available at midnight of that Day (I.E., 14 hours after the deadline for Seller's Extended Outage Period notice). If Seller elects to require Purchaser to provide Replacement Power on its behalf, Purchaser will secure this power, using Commercially Reasonable Efforts, and Seller will pay Purchaser the positive difference (if any) between the Replacement Power Costs and the Contract Energy Costs. If Seller has elected to provide Replacement Power and there is a default in performance as to such Replacement Power Arrangements, then Purchaser shall provide Replacement Power for the remainder of the Extended Outage Period. The Extended Outage Period will end once the Dedicated Unit is capable of operation at the Actual Contract Capacity level and the delivery of the Net Electrical Output has resumed at the Dispatched level.

         (c)      CALCULATION OF FORCED OUTAGE HOURS

                  If Seller elects to accumulate Forced Outage Hours, then such Forced Outage Hours will accrue at a rate that assumes the Dedicated Units were dispatched using reasonable economic decisions. For each day of the outage, Purchaser will evaluate market price information; available indices (E.G., McGraw- Hill's Power Market's Weekly), logs of hourly prices, and Dispatch Schedules on days of similar conditions and develop an ("EXPECTED ECONOMIC DISPATCH SCHEDULE"), which is defined as the Dispatch Schedule that Purchaser would have followed under normal circumstances. This Expected Economic Dispatch Schedule will be developed and provided to Seller within two Business Days following the conclusion of any Replacement Power Outage, and this schedule will be used to calculate Forced Outage Hours during the Initial Outage Period and the Extended Outage Period.

         (d)      LONG-TERM MINOR DE-RATE

                  If the Dedicated Units experience a reduction of less than 50 MW in the Actual Contract Capacity that lasts for a continuous period of 10 Days or longer (a

                                                               Appendix G to PPA

"LONG-TERM MINOR DE-RATE"), then Seller may elect to provide Replacement Power instead of accruing Forced Outage Hours for the period in which the de-rate exceeds 10 Days by providing Purchaser with notice by 10:00 am Eastern Prevailing Time of the Day after the tenth Day following the Day in which the de-rate began of its election to provide or require Purchaser to provide Replacement Power and provide such Replacement Power in accordance with the procedure set forth above for Extended Outage Periods.

5.       REPLACEMENT POWER COST.

         The Replacement Power Cost will be calculated using the Expected Economic Dispatch Schedule and the delivered cost of Replacement Power under the Replacement Power arrangements or relevant market prices as applicable, accounting for differences in transmission costs for delivery of power to the Replacement Power Delivery Point instead of the Interconnection Point and differences in costs associated with the characteristics of the Replacement Power (for example scheduling notice time) compared with the Design Limits.

                                                               Appendix G to PPA

                                                                      APPENDIX H

                              GUARANTEED HEAT RATE

1.       GUARANTEED HEAT RATE.

         The Guaranteed Heat Rate for each Dedicated Unit during each hour of the Month shall be determined according to this Appendix H based upon the energy requested pursuant to a Dispatch order and not the actual output of such Dedicated Unit.

         (a) The Guaranteed Heat Rate for each Dedicated Unit during any hour when the energy Dispatched from such Dedicated Unit is less than or equal to the Standard Capacity of such Dedicated Unit during the hour shall be taken from Table 1. The Guaranteed Heat Rate shall be read from Column B based on the energy Dispatched from such Dedicated Unit during the hour divided by the Standard Capacity of such Dedicated Unit during the hour.

                          Table 1 - Guaranteed Heat Rate


                         Column A                                 Column B
        Energy Dispatched as a Percent of Standard            Guaranteed Heat
                         Capacity                              Rate (BTU/KWh
                                                                    HHV)
--------------------------------------------------------------------------------
                           70%                                      7770
                           71%                                      7740
                           72%                                      7700
                           73%                                      7670
                           74%                                      7630
                           75%                                      7600
                           76%                                      7560
                           77%                                      7530
                           78%                                      7490
                           79%                                      7460
                           80%                                      7420
                           81%                                      7400
--------------------------------------------------------------------------------


                                                               Appendix H to PPA

                          Table 1 - Guaranteed Heat Rate


                         Column A                                 Column B
        Energy Dispatched as a Percent of Standard            Guaranteed Heat
                         Capacity                              Rate (BTU/KWh
                                                                    HHV)
--------------------------------------------------------------------------------
                           82%                                      7380
                           83%                                      7360
                           84%                                      7340
                           85%                                      7320
                           86%                                      7290
                           87%                                      7270
                           88%                                      7250
                           89%                                      7230
                           90%                                      7210
                           91%                                      7190
                           92%                                      7170
                           93%                                      7150
                           94%                                      7130
                           95%                                      7110
                           96%                                      7080
                           97%                                      7060
                           98%                                      7040
                           99%                                      7020
                           100%                                     7000
--------------------------------------------------------------------------------


         (b) The Guaranteed Heat Rate for each Dedicated Unit during any hour when the energy Dispatched from such Dedicated Unit is greater than the Standard Capacity of such Dedicated Unit shall be determined from the following formula:

Guaranteed Heat Rate =     (EFL*7,000 BTU/KWh + EAFL*9,500 BTU/KWh) / (EFL
                                            + EAFL)

                                                               Appendix H to PPA
where:

                  EFL is the amount of energy in KWh Dispatched up to the Standard Capacity of a Dedicated Unit during the hour; and

                  EAFL is the amount of energy in KWh Dispatched above the Standard Capacity of the Dedicated Unit during the hour.

                                                               Appendix H to PPA

                                                                      APPENDIX I

                                    INSURANCE

Seller shall at all times carry and maintain or cause to be carried and maintained at its expense such insurance as is customarily maintained by owners and operators of generating facilities and in all events shall carry and maintain at least the minimum insurance coverage set forth in this section placed with brokers, insurers, and reinsursers of recognized responsibility.

1.       ALL RISK BUILDERS RISK.

         Through the commercial operations date Seller shall maintain All Risk Builders Risk covering the Facility against physical loss or damage to property of every kind and description to be used in the fabrication, assembly, installation, erection or alteration of the contract works, including Boiler & Machinery and Testing Coverage. Deductibles shall not exceed $1,000,000.00 for a combustion turbine, $750,000.00 for a steam turbine, generator, or heat recovery steam generator, and $250,000.00 for all other losses. As an extension of All Risk Builders Risk Coverage, Seller shall maintain Delay in Start-Up insurance in an amount equal to six (6) months projected non-operating cash flow requirements. Such extension may be subject to deductibles not to exceed sixty
(60) days.

2.       ALL RISK PROPERTY INSURANCE.

         Commencing on the Commercial Operations Date, Seller shall maintain all risk property insurance covering the Facility against physical loss or damage, including, comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown). Deductibles shall not exceed US $1,000,000.00 for a combustion turbine, $750,000.00 for a steam turbine, generator, or heat recovery steam generator, and $250,000,00 for all other losses. As an extension of All Risk Coverage Seller shall maintain Business Interruption insurance in an amount equal to six (6) months projected non-operating cash flow requirements. Such extension may be subject to deductibles not to exceed sixty (60 ) days.

                                                               Appendix I to PPA

3.       COMMERCIAL OR COMPREHENSIVE GENERAL LIABILITY.

         Seller shall maintain third party liability insurance written on an occurrence basis (claims made if covered by Aegis) with a limit not less than US $1,000,000.00. Deductibles shall not exceed $50,000.00 per occurrence.

4.       WORKERS' COMPENSATION/EMPLOYER'S LIABILITY.

         Seller shall maintain Workers' Compensation Insurance and Employer's Liability Insurance which comply with Applicable Laws statutory to Mississippi.

5.       AUTOMOBILE LIABILITY.

         Seller shall maintain Automobile Liability Insurance with a limit of not less than US $1,000,000.00, including coverage for owned, not-owned and hired automobiles for both bodily injury (including death) and property damage, uninsured/underinsured motorist protection endorsements.

6.       EXCESS/UMBRELLA LIABILITY.

         Seller shall maintain Excess/Umbrella Liability insurance written on an occurrence basis (claims made if covered by Aegis) and providing coverage limits in excess of the primary limits. The limit of such excess/umbrella coverage shall not be less than US $10,000,000.00 on a follow form basis.

                                                               Appendix I to PPA

                                                                      APPENDIX J

                            FORM OF LETTER OF CREDIT

                                 STANDARD FORMAT

                                LETTER OF CREDIT

           (ISSUED ON ISSUING BANK LETTERHEAD WHICH INCLUDES FULL NAME
                                  AND ADDRESS)

DATE AND PLACE OF ISSUE:    (E.G. MAY 1, 1994, TOKYO, JAPAN)

APPLICANT

Name                        (I.E., OPERATOR COMPANY)
Address                     (I.E., STREET ADDRESS)
                            (I.E., CITY, STATE  ZIP--)

ADVISING AND NEGOTIATING BANK

[For Purchaser:

Crestar Bank
919 East Main Street
Richmond, Virginia  23219]

[For Seller:

[INSERT NAME AND ADDRESS OF BANK]

BENEFICIARY

[For Purchaser:

Virginia Electric and Power Company         OR  (For Hand Delivery)
P. O. Box 26666                             701 East Cary Street
Richmond, Virginia  23261                   Richmond, Virginia  23219

                                                               Appendix J to PPA

Attention:  Manager Capacity Acquisition

[For Seller:

LSP Energy Limited Partnership
[INSERT ADDRESS]

We hereby issue our documentary credit as follows:

TYPE OF CREDIT:

Irrevocable

LETTER OF CREDIT NUMBER:

(I.E., 123456789)

DATE AND PLACE OF EXPIRY:

Date     -     (I.E., JULY 1, 1995)
Place    -     [For Purchaser:  AT CRESTAR BANK'S COUNTER; RICHMOND, VIRGINIA]
               [For Seller:  AT [NAME OF BANK, CITY, STATE]

AMOUNT:

(FIGURES, I.E., US $45,000)
(WORDS, I.E., FORTY FIVE THOUSAND DOLLARS)

Credit Available with:  [For Purchaser:  Crestar Bank, Richmond, Virginia] [For
                        Seller: [NAME OF BANK]], by negotiation against presentation of the documents detailed herein and of your draft(s) at sight drawn on Issuing Bank

         Accompanied by a certificate signed on your behalf by a person describing himself therein as your duly authorized officer stating that:

A. "This drawing in the amount of USD (AMOUNT ___________) is being made pursuant to the POWER PURCHASE AGREEMENT dated as of May 18, 1998 (the "PPA") between (APPLICANT ________________) [If Purchaser:
         ("Purchaser")] [If Seller: ("Seller")] and (BENEFICIARY
         ________________) [If Purchaser: ("Purchaser")] [If Seller: ("Seller")] because(1):

--------
(1) Select one of the following options.

                                                               Appendix J to PPA

         [Purchaser has failed to pay the full amount of the Deferred Extension Fee Amount (as defined in the PPA) as required in Section 2.2 of the PPA]

OR

         [Purchaser has failed to pay an installment of the Deferred Extension Fee Amount (as defined in the PPA) as required in Section 2.2 of the PPA]

OR

         [Pursuant to Section 13.1(c), a dispute as to an amount owed under the PPA by [Seller/Purchaser] to [Seller/Purchaser] has been resolved in favor of [Seller/Purchaser]]

OR

         [Pursuant to Section 3.3(e) of the PPA, Seller must pay to Purchaser Incremental Replacement Power Costs (as defined in the PPA) in accordance with Appendix G to the PPA]

OR

         [Seller has failed to pay undisputed amounts owed to Purchaser under the PPA]."

B. "[Seller/Purchaser] is making a drawing in the full available amount of (ISSUING BANK) Letter of Credit No. ____________ because the term of such letter of credit will expire within five business days of the date of this certificate and [Seller/Purchaser] has failed to deliver a replacement or renewal Letter of Credit acceptable to [Seller/Purchaser] and security is still required under Section [2.2/3.3/13.1] of the PPA."

         Presentation of any of the above certificates and all communications in writing with respect to this Letter of Credit shall be addressed to us at (ISSUING BANK AND ADDRESS) referencing Letter of Credit No. ___________,
Attention: _______________; or at [If Purchaser: Crestar Bank, 919 East Main Street; Richmond, Virginia 23219] [If Seller: [NAME OF BANK, ADDRESS AND ATTENTION], referencing Letter of Credit No. ______________, Attention:
______________.

         This Letter of Credit sets forth in full the terms of our undertaking and this undertaking shall not in any way be modified, amended, limited or amplified by reference

                                                               Appendix J to PPA
to any document, instrument or agreement referred to herein, except only the certificates and draft referred to herein; and any such reference shall not be deemed to incorporation herein by reference any document, instrument, or agreement except for such certificates.

         This Letter of Credit is transferable. Transfer may only be effected by Issuing Bank upon our receipt of an acceptable application for transfer accompanied by the original Letter of Credit and payment of our transfer commission in effect at the time of transfer.

Partial drawings are allowed.

Tested telex reimbursement is allowed.

All bank charges will be to the account of Applicant.

Drafts drawn under this Letter of Credit must bear the clause:

         "Drawn under (ISSUING BANK) Letter of Credit No. ____________ Dated _____________."

         It is a condition of this Letter of Credit that it shall be automatically extended for an additional period of one year from the present and each future expiration date, unless, ninety days (90) days prior to such expiration date, we notify you by registered mail that this Letter of Credit will not be renewed for any such additional period.

         We hereby engage with you that drafts drawn strictly in compliance with the terms of this credit and amendments shall meet with due honor upon presentation. This credit is subject to "Uniform Customs and Practice for Documentary Credits" (1993 Revision), International Chamber of Commerce, Publication No. 500.



--------------------------------
Authorized Signature



--------------------------------
Authorized Signature

                                                               Appendix J to PPA

                                                                      APPENDIX K

                                FORM OF GUARANTY

         This GUARANTY (this "Guaranty") is dated and effective as of [______________], by and between [_______________], a [______________]
corporation (the "Guarantor") and [____________________], a[ _________________]
corporation (the "Beneficiary").

         WHEREAS, [LSP Energy Limited Partnership] and [Virginia Electric and Power Company] are parties to a Power Purchase Agreement dated as of May 18, 1998 (as amended from time to time, the "Power Purchase Agreement") under which [LSP Energy Limited Partnership] has undertaken to develop, finance, construct, own, operate and maintain a power plant located in Batesville, Mississippi and sell a certain amount of capacity and energy to [Virginia Electric and Power Company]; and

         WHEREAS, under Section [___] of the Power Purchase Agreement, it is a condition for the Beneficiary that the Guarantor shall have executed and delivered this Guaranty.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby agrees with the Beneficiary as follows:

1. Capitalized terms used but not otherwise defined in this Guaranty shall have the respective meanings given to such terms in the Power Purchase Agreement. The rules of interpretation set out in Section 1.2 of the Power Purchase Agreement shall apply in this Guaranty as if fully set forth in this Guaranty.

2.       (a)       [Subject to Section 2(b) below,] the Guarantor does hereby absolutely, irrevocably and unconditionally guarantee and undertake and assure to the Beneficiary, its successors and assigns, the full, prompt and complete payment by [NAME OF
                   PARTY UNDER POWER PURCHASE AGREEMENT], its successors and assigns of the [DESCRIPTION (e.g, Purchase Price, Extension
                   Fee, etc.)] under Section [___] of the Power Purchase
                   Agreement (the "Obligations"), which undertaking and assurance are unconditional and absolute. The Guarantor agrees that the undertaking and assurance as set forth herein are and shall be primary obligations of, and fully and completely enforceable against, the Guarantor and shall

                                                               Appendix K to PPA
                   constitute a continuing guaranty of payment and not a guaranty of collection only and shall remain in full force and effect until the Obligations are paid in full. The Guarantor acknowledges the receipt and adequacy of the consideration hereinabove recited and agrees that such consideration fully supports this Guaranty.

         [(b) The maximum amount payable under this Guaranty shall be $[__________].]

2.       (a)       The obligations of the Guarantor hereunder are primary,
                   unconditional and absolute, and shall be valid and enforceable regardless of:

                   (i) the genuineness, validity, regularity, or any future amendment of, or change in, this Guaranty, the Power Purchase Agreement or any other agreement, document or instrument related to the transactions contemplated hereby or thereby (including, without limitation, any amendment extending the manner, place or terms of payment, renewal, or alteration of all or any portion of the obligations thereunder), or the enforceability of the Power Purchase Agreement or any other agreement, document, or instrument related to the transactions contemplated thereby;

                   (ii) any action taken or failed to be taken to enforce this Guaranty or the Power Purchase Agreement or any other Credit Support, or the waiver or consent by the Beneficiary with respect to any of the provisions thereof;

                   (iii) any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of this Guaranty;

                   (iv) whether or not Beneficiary takes steps to mitigate damages;

                   (v) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation or the like of [NAME OF PARTY ON WHOSE BEHALF THE GUARANTY IS BEING PROVIDED] or the Guarantor;

                                                               Appendix K to PPA

                   (vi) any merger or consolidation of [NAME OF PARTY ON WHOSE BEHALF THE GUARANTY IS BEING PROVIDED] or the Guarantor into or with any other Person, or any sale, lease or transfer of any or all of the assets of [NAME OF PARTY ON WHOSE BEHALF THE GUARANTY IS BEING PROVIDED] or the Guarantor to any other Person;

                   (vii) any circumstance other than indefeasible payment and performance which might constitute a defense available to, or a discharge of the Guarantor, or any other surety;

                   [(viii) any sale, transfer or other disposition by the Guarantor of any direct or indirect interest it may have in [NAME OF PARTY ON WHOSE BEHALF THE GUARANTY IS BEING PROVIDED]];

                   (ix) absence of any notice to, or knowledge by, the Guarantor of the existence or occurrence of any of the matters of events set forth in the foregoing subdivisions (i) through (vi); or

                   (x) any other circumstance whatsoever; it being agreed by the Guarantor that its obligations under this Guaranty shall not be discharged until all Obligations have been paid or performed in full [or the full amount of this Guaranty ($[__________]) has been paid in full].

         (b) The Guarantor hereby waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of:

                   (i) notices, diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature of form of the Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in [NAME OF PARTY ON WHOSE BEHALF THE GUARANTY IS BEING PROVIDED]'s financial condition or any other fact which might materially increase

                                                               Appendix K to PPA
                             the risk to the Guarantor) with respect to any of the Obligations and all other demands whatsoever and waives the benefit of all provisions of law (to the extent that may be waived under applicable Law) which are or might be in conflict with the terms of this Guaranty; or

                   (ii) any requirement on the part of the Beneficiary to mitigate the damages resulting from any default by [NAME OF PARTY ON WHOSE BEHALF THE GUARANTY IS BEING PROVIDED] under the Power Purchase Agreement.

         (c) The Guarantor shall not exercise any rights which it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, or seek any reimbursement from the Beneficiary in respect of payments made by such the Guarantor hereunder, unless and until [the Guarantor's share of] all of the Obligations shall have been paid to the Beneficiary and discharged, in full, and if any payment shall be made to the Guarantor on account of such subrogation or reimbursement rights at any time when the Obligations shall not have been paid and discharged in full, each and every amount so paid shall forthwith be paid to the Beneficiary to be credited and applied against the Obligations, whether matured or unmatured.

         (d) The Beneficiary shall be authorized and empowered to institute any proceedings in law or equity against the Guarantor.

3. In the event that the Beneficiary elects to take proceedings hereunder directly against the Guarantor, it shall endeavor to notify the Guarantor as soon after making such election as is reasonable and practicable to the Beneficiary. The foregoing undertaking does not impair the unconditional and absolute nature of this Guaranty and the delivery of such notification does not constitute a condition to the liability of the Guarantor hereunder, nor shall any failure to give such notice constitute a defense to or otherwise discharge the Guarantor's obligations hereunder.

4. This Guaranty shall be governed by, and construed in accordance with the laws of the State of [__________], excluding any conflicts of laws principles that would require reference to the laws of any other jurisdiction.

                                                               Appendix K to PPA

5. The terms and provisions of this Guaranty shall be binding upon and inure to the benefit of the successors, assigns and legal representations of the parties hereto. Except as hereinafter provided, neither party hereto may assign this Guaranty or any of its rights or obligations hereunder without the prior written consent of the other party.

6. The Guarantor hereby makes unconditionally the following representations and warranties:

         (a) The Guarantor is a corporation duly organized and in good standing under the laws of the jurisdiction specified for the Guarantor in the first paragraph of this Guaranty.

         (b) The Guarantor has the corporate authority to execute, deliver and fully perform its obligations under this Guaranty and all resolutions, if any, of directors and shareholders required to authorize execution and delivery of this Guaranty have been obtained.

         (c) This Guaranty constitutes a valid, legal and binding obligation of the Guarantor enforceable in accordance with its terms.

         (d) Execution of and performance by the Guarantor under this Guaranty does not require the consent or approval of any Person or Governmental Agency and does not conflict with or breach any terms or conditions of:

                   (i) any order, writ or decree of any court or Governmental Agency by which the Guarantor is bound, or

                   (ii) any agreement to which the Guarantor is a party or by which it is bound.

7. Except as otherwise specified in this Guaranty, any notice, demand for information or documents required or authorized by this Guaranty to be given to a party shall be given in writing and shall be sufficiently given if delivered by registered mail, courier or hand delivered against written receipt, or if transmitted and received by facsimile transmission addressed as set forth below, or if sent to such party by registered mail, courier or hand delivery to such other address as such party may designate for itself by notice given in accordance with this
         Section 7. Any such notice shall be effective only upon actual delivery or receipt thereof. All notices given by telex or facsimile shall be confirmed in writing, delivered or

                                                               Appendix K to PPA
         sent as aforesaid, but the failure to so confirm shall not vitiate the original notice. The address for the delivery of notices to each party and the respective telephone and facsimile numbers are as follows:

         GUARANTOR:           [NAME]
                              [ADDRESS]
                              Attention:
                              Telephone:
                              Telecopy:

         BENEFICIARY:         [NAME]
                              [ADDRESS]
                              Attention:
                              Telephone:
                              Telecopy:

8. This Guaranty constitutes the entire understanding between the Guarantor and the Beneficiary and supersedes any and all previous understandings between the parties with respect to the subject matter hereof.

9. No modification, amendment or waiver of any provision of this Guaranty shall be valid unless it is in writing and signed by both parties.

10. If any term or provision of this Guaranty or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law or by any Governmental Agency, (a) such term or provision shall be fully severable, (b) this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

11. This Guaranty may be executed in counterparts, all of which shall constitute one agreement binding on both parties hereto and shall have the same force and effect as an original instrument, notwithstanding that both parties may not be signatories to the same original or the same counterpart.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
                            SIGNATURE PAGES FOLLOW.]

                                                               Appendix K to PPA

         IN WITNESS WHEREOF, each of the Guarantor and the Beneficiary have caused this Guaranty to be executed and delivered in their respective names and on their behalf, as of the date first above written.

                                  GUARANTOR:

                                  [NAME]

                                  By:
                                     ----------------------------
                                     Name:
                                     Title:

                                  BENEFICIARY:

                                  [NAME]

                                  By:
                                     ----------------------------
                                     Name:
                                     Title:

                                                               Appendix K to PPA

                   FIRST AMENDMENT TO POWER PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO POWER PURCHASE AGREEMENT (this "FIRST AMENDMENT"), dated as of July 22, 1998, is entered into between LSP Energy Limited Partnership, a Delaware limited partnership ("SELLER") and Virginia Electric and Power Company, a Virginia public service corporation ("PURCHASER") (each, a "PARTY" and collectively, the "PARTIES").


                                    RECITALS

     WHEREAS, Seller and Purchaser have entered into Power Purchase Agreement dated as of May 18, 1998 (the "POWER PURCHASE AGREEMENT"); and

     WHEREAS, Seller and Purchaser desire to amend the Power Purchase Agreement as set forth in this First Amendment;

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

     SECTION 1. DEFINITIONS. Unless the context otherwise requires, capitalized terms used but not otherwise defined in this First Amendment shall have the meanings given to them in the Power Purchase Agreement.

     SECTION 2. AMENDMENTS TO THE POWER PURCHASE AGREEMENT. Seller and Purchaser hereby agree to amend the Power Purchase Agreement as follows:

     (a) The definition of "Contract Year" shall be amended by deleting the date "May 31, 2025" and inserting, immediately following the words "for the Extended Term," the following phrase: "May 31, 2025 or such earlier date on which this Agreement is terminated pursuant to Section 2.2".

     (b) The definition of "Deferred Extension Fee Amount" shall be deleted in its entirety.


                                     Page 1
                   First Amendment to Power Purchase Agreement

     (c) Section 2.1 (INITIAL TERM) shall be amended by deleting the words "10 years" and inserting the words "13 years" in their place.

     (d) Section 2.2 (EXTENSION OF TERM) shall be amended by deleting it in its entirety and inserting the following in its place:

          "The Term of this Agreement may be extended for all Dedicated Units which have not been terminated pursuant to this Agreement for an additional 12 years (the "EXTENDED TERM"), PROVIDED that Purchaser requests in writing an extension of this Agreement (an "EXTENSION REQUEST") not less than two years prior to the expiration of the Initial Term. If Purchaser provides an Extension Request, Purchaser shall have a period of 90 Days from the date of the Extension Request to perform due diligence pursuant to Section 5.3. Purchaser shall have the right to terminate this Agreement at any time after the Initial Term by providing a notice of termination to Seller, such termination to be effective not less than 18 months after the date of Seller's receipt of such notice of termination (it being understood that Purchaser may provide such notice of termination at any time after the Extension Request).".

     (e) Section 2.3 (PURCHASER'S OPTION TO BUY) shall be amended by inserting, immediately following the phrase "in accordance with Section 2.2" but prior to the comma, the following phrase: "and provided that Purchaser shall not have exercised its right to terminate this Agreement pursuant to Section 2.2".

     (f) Section 7.4(a) (ADDITIONAL AGREEMENTS) shall be amended by inserting at the end of the last sentence of that Section, prior to the final period ("."), the following proviso: "; PROVIDED that this provision shall not apply in the event that Purchaser terminates this Agreement pursuant to Section 2.2".

     (g) Section 7.4(b) (ADDITIONAL AGREEMENTS) shall be amended by deleting the last sentence of that Section and inserting in its place the following sentence:

          "(i) In the event of termination of this Agreement by Seller or (ii) if Purchaser does not extend the Initial Term pursuant to Section 2.2 or (iii) if Purchaser terminates this Agreement pursuant to Section 2.2, then at Seller's election, Purchaser shall assign such agreements to Seller, subject to any required consent of third parties and Seller shall pay to Purchaser an amount equal to the fair market value of such agreements at the time of such assignment.".


                                     Page 2
                   First Amendment to Power Purchase Agreement

     (h) Section 8.3(a) (FUEL FOR OPERATIONS; DELIVERY AND ACCEPTANCE) shall be amended by deleting the last sentence of that Section and inserting in its place the following sentence:

          "(x) In the event of termination of this Agreement by Seller or (y) if Purchaser does not extend the Initial Term pursuant to Section 2.2 or
          (z) if Purchaser terminates this Agreement pursuant to Section 2.2, then at Seller's election, Purchaser shall assign such agreements to Seller, subject to any required consent of third parties and Seller shall pay to Purchaser an amount equal to the fair market value of such agreements at the time of such assignment.".

     (i) Section 10.2 (RESERVATION CHARGES) shall be amended by: (i) deleting the reference to "6 - 10" in the second line of the first column (CONTRACT YEAR) of the chart and inserting "6 - 13" in its place; and (ii) deleting the reference to "11 - 25" in the third line of the first column (CONTRACT YEAR) of the chart and inserting "14 - 25" in its place.

     (j) Section 15.1(a) (TAXES AND FEES) shall be amended by inserting, at the end of that Section, the following provision:

          "Without limiting Purchaser's right to credits, if any, under this
          Section 15.1 as the result of any Change-in-Law Taxes and notwithstanding any provision of this Agreement to the contrary, if any Change-in-Law Taxes are imposed on Seller or Seller's property as a result of any Law of the State of Mississippi enacted, amended or reinterpreted after the Effective Date, the first $1,000,000 of such Change-in-Law Taxes in any Contract Year shall not be reimbursable by Purchaser.".

     (k) Appendix A (OPTION TO BUY TERM SHEET) shall be amended by deleting the first sentence of Section 3 of Appendix A (EXERCISE OF OPTION) and inserting the following sentence in its place:

          "Purchaser shall have the right to exercise its Option to Buy only if Purchaser (a) has exercised its option to extend the Initial Term pursuant to Section 2.2 of the Agreement and (b) has not exercised its right to terminate the Agreement pursuant to Section 2.2 of the Agreement.".

     (l)  Appendix G (REPLACEMENT POWER) shall be amended by:

          (i) inserting, in the second paragraph of Section 2 (PRE-COMMERCIAL OPERATIONS DATE) of Appendix G, immediately following the phrase "Incremental


                                     Page 3
                   First Amendment to Power Purchase Agreement

Replacement Power Costs", the following parenthetical "(the "INCREMENTAL REPLACEMENT POWER COSTS")"; and

          (ii) inserting, at the end of the first full paragraph of Section 4 (POST-COMMERCIAL OPERATIONS DATE) of Appendix G, the following provision:

          "The Parties hereby agree that no sooner than two years after the Commercial Operations Date and at Purchaser's request, Seller and Purchaser shall in good faith re-evaluate the terms and conditions described in this Section 4 of Appendix G under which Seller may elect utilize Replacement Power, with the objective of such re-evaluation being the elimination of any undue administrative burden on either Party.".

     (m) Appendix J (FORM OF LETTER OF CREDIT) shall be amended by deleting from paragraph A of Appendix J, i) the provision "[Purchaser has failed to pay the full amount of the Deferred Extension Fee Amount (as defined in the PPA) as required in Section 2.2 of the PPA] OR " and ii) the provision "[Purchaser has failed to pay an installment of the Deferred Extension Fee Amount (as defined in the PPA) as required in Section 2.2 of the PPA] OR".

     SECTION 3. EFFECTIVENESS. This First Amendment shall be effective as of the date first above written upon execution by Seller and Purchaser.

     SECTION 4.     MISCELLANEOUS.

     (a) This First Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which when taken together shall be deemed to constitute one and the same instrument. The Parties may execute this First Amendment by signing any such counterpart and the signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signatures are physically attached to the same document.

     (b) THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUSIVE OF CONFLICTS OF LAWS PROVISIONS.

     (c) Except as expressly provided in this First Amendment, the Power Purchase Agreement shall continue and remain in full force and effect in all respects.


                                     Page 4
                   First Amendment to Power Purchase Agreement

     IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their respective duly authorized officers as of the first date above written.


                                   LSP ENERGY LIMITED PARTNERSHIP


                                   By:     /s/ Clarence J. Heller
                                           -------------------------------
                                           Name: Clarence J. Heller
                                           Title: Executive Vice President


                                   VIRGINIA ELECTRIC AND POWER COMPANY


                                   By:     /s/ Robert E. Rigsby
                                           -------------------------------
                                           Name: Robert E. Rigsby
                                           Title: Executive Vice President


                                     Page 5
                   First Amendment to Power Purchase Agreement

                  SECOND AMENDMENT TO POWER PURCHASE AGREEMENT


         THIS SECOND AMENDMENT TO POWER PURCHASE AGREEMENT (this "SECOND AMENDMENT"), dated as of August 11, 1998, is entered into between LSP Energy Limited Partnership, a Delaware limited partnership ("SELLER") and Virginia Electric and Power Company, a Virginia public service corporation ("PURCHASER") (each, a "PARTY" and collectively, the "PARTIES").

                                    RECITALS

         WHEREAS, Seller and Purchaser have entered into Power Purchase Agreement dated as of May 18, 1998, as amended by the First Amendment to Power Purchase Agreement dated as of July 22, 1998 (the "POWER PURCHASE AGREEMENT"); and

         WHEREAS, Seller and Purchaser desire to amend the Power Purchase Agreement as set forth in this Second Amendment;

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

         SECTION 1. DEFINITIONS. Unless the context otherwise requires, capitalized terms used but not otherwise defined in this Second Amendment shall have the meanings given to them in the Power Purchase Agreement.

         SECTION 2. AMENDMENTS TO THE POWER PURCHASE AGREEMENT. Seller and Purchaser hereby agree to amend the Power Purchase Agreement as follows:

         (a) The definition of "Contract Year" shall be amended by replacing the date "May 31, 2010" with the date "May 31, 2013".

         (b) Section 3.3(e) shall be amended by deleting it in its entirety and inserting the following in its place:

         "(e) The Completion Security posted by Seller may be drawn by Purchaser (I) to the extent that (i) any Incremental Replacement Power Costs are due by Seller in accordance with Section 2 of Appendix G,
         (ii) a positive difference arises between the Replacement Power Costs and the Contract Energy Costs due by Seller in accordance with Sections 4 and 5 of Appendix G and for which Seller has failed to pay Purchaser in accordance with Sections 13.1 and 13.2, (iii) Seller

                                     Page 1
                  Second Amendment to Power Purchase Agreement has failed to pay Purchaser any amount disputed and found to be due Purchaser under Section 13.1(c) within ten (10) days after Seller's receipt of notice resolving such dispute, or (iv) Seller has failed to pay an undisputed amount owed Purchaser when due as required under Sections 13.1 and 13.2, or (II) as provided in Section 3.3(g) below. In the event Incremental Replacement Power is provided by Seller in accordance with Appendix G, Purchaser shall release the Completion Security to Seller to the extent of the Incremental Replacement Power Costs that are due Seller. If the Completion Security is drawn pursuant to this Section 3.3(e) prior to the Commercial Operation Date, Seller shall have no obligation to replenish the Completion Security, but upon the Commercial Operation Date and thereafter, as required, Seller shall have the obligation to replenish the Completion Security to an amount equal to $10/KW of the Committed Capacity of each Dedicated Unit."

         (c) Section 3.3 shall be amended by adding a new subsection (g) under this section:

         "(g) If the Completion Security provided by Seller as Credit Support hereunder is terminable, or will expire, before the end of the period for which the Completion Security is required to be available to Purchaser, such Completion Security shall provide Purchaser the right to draw on the Completion Security up to the full credit amount if Seller fails to provide Purchaser a replacement or renewal Completion Security conforming to the requirements in this Agreement more than five (5) Business Days before the termination or expiration of such Completion Security. Seller agrees that in the event the Completion Security is required to continue to be available to Purchaser hereunder and Seller fails to provide a replacement or renewal Completion Security more than five (5) Business Days prior to the termination or expiration of any such Completion Security then in effect, Purchaser may draw on the Completion Security up to the full credit amount and hold such amount in an escrow account until Seller provides a replacement or renewal Completion Security conforming to the requirements of this Agreement. Funds place in escrow by Purchaser pursuant to the preceding sentence shall be drawn on by Purchaser, or released to Seller, in accordance with this Agreement. Upon Seller's replacement or renewal of the Completion Security, Purchaser shall withdraw all remaining funds held by it in the escrow account described above, and shall transfer such funds to Seller as Seller may direct."

         (d) The definition of "Non-Conforming Fuel" shall be amended by inserting after the words "Section 8.3(a)" the following phrase: "or Fuel which would not comply with a minimum pressure of 650 psig if delivered to the Lateral Pipeline at the Fuel


                                     Page 2
                  Second Amendment to Power Purchase Agreement

Metering Point at the ANR Pipeline or a minimum pressure of 550 psig if delivered to the Lateral Pipeline at the Fuel Metering Point at the Tennessee Gas Pipeline".

         (e) Section 21.4(a) shall be amended to add the following sentence at the end of this section:

         "By choosing to have this Agreement governed by and construed under the law of the State of New York, the Parties hereto are in no way submitting to or incorporating into this Agreement any New York statute, regulation, or order, or any interpretation of any such statute, regulation or order, that pertains, substantively or procedurally, to persons or entities that own facilities for the generation or transmission of electricity in the State of New York or that engage in transactions involving the generation, sale, purchase or transmission of electric capacity or electric energy in, or for consumption in, the State of New York."

         (f) The third paragraph of Appendix G, Section 2, Pre-Commercial Operations Date, shall be amended by deleting the third sentence in such paragraph and inserting the following in its place:

         "If Purchaser is providing Replacement Power, then on a Monthly basis Purchaser may draw an amount of Completion Security equal to the unpaid amount of Incremental Replacement Power Cost (if a positive value) for such month."

         SECTION 3. EFFECTIVENESS. This Second Amendment shall be effective as of the date first above written upon execution by Seller and Purchaser.

         SECTION 4. MISCELLANEOUS.

         (a) This Second Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which when taken together shall be deemed to constitute one and the same instrument. The Parties may execute this Second Amendment by signing any such counterpart and the signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signatures are physically attached to the same document.

         (b) THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUSIVE OF CONFLICTS OF LAWS PROVISIONS.

         (c) Except as expressly provided in this Second Amendment, the Power Purchase Agreement shall continue and remain in full force and effect in all respects.


                                     Page 3
                  Second Amendment to Power Purchase Agreement

         IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their respective duly authorized officers as of the first date above written.

                                             LSP ENERGY LIMITED PARTNERSHIP



                                             By: /s/ Clarence J. Heller
                                                 -------------------------------
                                                 Name:  Clarence J. Heller
                                                 Title: Executive Vice President




                                             VIRGINIA ELECTRIC AND POWER COMPANY



                                             By: /s/ R.E. Rigsby
                                                 -------------------------------
                                                 Name:  R.E. Rigsby
                                                 Title: Executive Vice President



                                     Page 4
                  Second Amendment to Power Purchase Agreement